Exhibit 2.1

Execution

BUSINESS COMBINATION AGREEMENT

by and among

NAVSIGHT HOLDINGS, INC.,

NAVSIGHT MERGER SUB INC.,

SPIRE GLOBAL, INC.,

and

PETER PLATZER, THERESA CONDOR, JOEL SPARK, and JEROEN CAPPAERT,

dated as of

February ___, 2021

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Section 11.11	Severability	80
Section 11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	80
Section 11.13	Enforcement	80
Section 11.14	Non-Recourse	81
Section 11.15	Nonsurvival of Representations, Warranties and Covenants	81

EXHIBITS

Exhibit A	–	Form of SPAC A&R Charter

Exhibit B	–	Form of SPAC A&R Bylaws

Exhibit C	–	Form of Company Stockholder Written Consent

Exhibit D	–	Form of Certificate of Merger

Exhibit E	–	Form of Letter of Transmittal

Exhibit F	–	Form of Incentive Plan

Exhibit G	–	Form of Employee Stock Purchase Plan

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BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2021, by and among NavSight Holdings, Inc., a Delaware corporation (“SPAC”), NavSight Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Spire Global, Inc., a Delaware corporation (the “Company”), and Peter Platzer, Theresa Condor, Joel Spark, and Jeroen Cappaert (the “Founders”). SPAC, Merger Sub, and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, SPAC is a blank check company incorporated in the State of Delaware and formed to acquire one or more operating businesses through a Business Combination (as defined in the Certificate of Incorporation);

WHEREAS, Merger Sub is, as of the date hereof, a wholly owned Subsidiary of SPAC that was formed for the purpose of consummating the transactions contemplated by this Agreement and the Transaction Agreements;

WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) and a wholly owned Subsidiary of SPAC, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that it is in the best interests of SPAC and the stockholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement, the Transaction Agreements and the Transactions, including the Merger, in accordance with the DGCL and (iii) adopted a resolution recommending that the plan of merger set forth in this Agreement be adopted by the Pre-Closing SPAC Holders;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Transaction Agreements and the Transactions, including the Merger, in accordance with the DGCL;

WHEREAS, SPAC, in its capacity as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Transaction Agreements, and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement, the Transaction Agreements and the Transactions, including the Merger, in accordance with the DGCL and (iii) adopted a resolution recommending that the plan of merger set forth in this Agreement be adopted by the stockholders of the Company (the “Company Board Approval”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into one or more Voting and Support Agreements (each, a “Support Agreement”) pursuant to which, inter alia, such stockholders have agreed to vote all of their respective shares of Company Capital Stock in favor of approving this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and SPAC are entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for, and SPAC has agreed to issue to the PIPE Investors, 24,500,000 shares of SPAC Class A Common Stock in exchange for an aggregate purchase price of $245,000,000 (the “PIPE Investment Amount”) on the Closing Date immediately prior to the Effective Time, on the terms and subject to the conditions set forth in the Subscription Agreements (the “PIPE Investment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of SPAC have entered into one or more Voting and Non-Redemption Agreements (each, a “Voting and Non-Redemption Agreement”) pursuant to which, inter alia, such stockholders have agreed (a) not to redeem or transfer all or any portion of their respective SPAC Common Stock and (b) to vote all of their respective shares of SPAC Common Stock in favor of the SPAC Stockholder Matters;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsors, SPAC and the certain affiliate stockholders of the Company have entered into an Investor Rights Agreement (the “Investor Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Sponsors has executed and delivered to the Company that certain waiver pursuant to which, in connection with the Transactions, such Sponsors have agreed to waive certain of the anti-dilution rights in respect of shares of SPAC Common Stock held by such Sponsors (the “Waiver Agreement”);

WHEREAS, immediately following the Closing, the Certificate of Incorporation shall be amended and restated in the form of Exhibit A attached hereto (with such changes as may be mutually agreed between the Company and SPAC, the “SPAC A&R Charter”) and the bylaws of SPAC shall be amended and restated in the form of Exhibit B attached hereto (with such changes as may be mutually agreed between the Company and SPAC, the “SPAC A&R Bylaws”); and

WHEREAS, each of the Parties and the Founders intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger, or, if applicable, the Alternative Transaction Structure, shall be treated as a transaction that qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties and the Founders hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2019 Notes” means any Company Notes issued pursuant to the Note Purchase Agreement, dated July 29, 2019 by and among the Company and the Investors listed on Schedule I thereto (as amended from time to time).

“2021 Notes” means any Company Notes issued pursuant to the Note Purchase Agreement, dated January 19, 2021 by and among the Company and the Investors listed on Schedule I thereto (as amended from time to time).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions on terms no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements, and except for such changes reasonably necessary to reflect that the counterparty to such Acceptable Confidentiality Agreement is not a “special purpose acquisition company”.

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration by or before a Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the preamble hereto.

“Aggregate PIPE Proceeds” means the cash proceeds actually received by SPAC in respect of the PIPE Investment and held in a bank account owned and controlled by SPAC on the Closing Date.

“Allocation Statement” has the meaning specified in Section 3.02.

“Alternative Transaction Structure” has the meaning specified in Section 8.07(b).

“Anti-Corruption Laws” means any applicable Laws, regulations, or orders relating to antibribery, money laundering, or anti-corruption (governmental or commercial), including without limitation, the U.S. Foreign Corrupt Practices Act (as amended), the U.K. Bribery Act (as amended), and all national and international Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions.

“Assumed Option” has the meaning specified in Section 2.05(e).

“Audited Financial Statements” has the meaning specified in Section 6.05.

“Available Closing SPAC Cash” means the sum of (a) all amounts in the Trust Account, after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption, and (b) the Aggregate PIPE Proceeds.

“Business Combination Proposal” has the meaning specified in the definition of SPAC Stockholder Matters.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Incorporation” means the restated certificate of incorporation of SPAC, filed with the Secretary of State of the State of Delaware on September 9, 2020, as in effect on the date hereof.

“Certificate of Merger” has the meaning specified in Section 2.01(b).

“Change of Control” shall mean the occurrence of any transaction or series of related transactions the result of which is: (x) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of SPAC; (y) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) of Persons acquiring at least 50% of the combined voting power of the then outstanding securities of SPAC or the surviving Person outstanding immediately after such combination (other than, in the case of the foregoing clauses (x) and (y), any transaction in which shares of capital stock of SPAC outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such transaction, at least a majority, by voting power, of the capital stock or other equity interests, as applicable, of SPAC, the surviving or successor company, or any direct or indirect parent entity of SPAC or the surviving or successor company, as applicable); or (z) a sale of all or substantially all of the assets of SPAC and its Subsidiaries on a consolidated basis (based on the fair market value thereof), except where such sale is to a wholly owned Subsidiary of SPAC.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Share Consideration” means 110,500,000 shares of SPAC Common Stock.

“COBRA” has the meaning specified in Section 4.13(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” has the meaning specified in Section 4.28(a).

“Communications Authorizations” has the meaning specified in Section 4.28(c).

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than SPAC, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Group Companies, taken as a whole, (b) any direct or indirect acquisition of twenty percent (20%) or more of the consolidated assets of the Group Companies, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of twenty percent (20%) or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Group Companies, taken as a whole) or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of twenty percent (20%) or more of the total voting power of the equity securities of the Company.

“Company Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, compensation, bonus, stock option, compensatory equity purchase, phantom equity, equity appreciation rights, other compensatory equity-based, profit sharing, savings, health, life, disability, incentive compensation, deferred compensation, retirement, pension, severance, retention, change in control compensation, or fringe benefit plan, arrangement, program or agreement that is maintained, administered or contributed to by the Company or its Subsidiaries for the benefit of either’s current or former employees, officers, directors or consultants or by virtue of such foregoing individual(s) their dependents or with respect to which the Company or its Subsidiaries has or could have any liability.

“Company Board” has the meaning specified in the Recitals.

“Company Board Approval” has the meaning specified in the Recitals.

“Company Board Recommendation” has the meaning specified in Section 8.04(c).

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the restated certificate of incorporation of the Company, filed with the Secretary of State of the State of Delaware on July 26, 2019, as in effect on the date hereof.

“Company Change in Recommendation” has the meaning specified in Section 8.05(c).

“Company Common Stock” means common stock, par value $0.0001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Minimum Holders” means the holders of (a) at least a majority of the outstanding shares of Company Capital Stock, voting together on an as converted to Company Common Stock basis, and (b) at least a majority of the outstanding shares of Company Preferred Stock, voting together on an as converted to Company Common Stock basis.

“Company Note” means a promissory note that is convertible into shares of Company Capital Stock.

“Company Notice Period” has the meaning specified in Section 8.05(d).

“Company Option” means an option to purchase shares of Company Capital Stock.

“Company Organizational Documents” means the Company Certificate of Incorporation and the bylaws of the Company, in each case as amended and in effect on the date hereof.

“Company Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV this Agreement, as qualified by the Schedules.

“Company Securityholders” means Company Stockholders and Optionholders as of immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the conversion of Company Warrants and Company Notes pursuant to Section 2.05(f) and Section 2.05(g), as applicable).

“Company Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Stockholder Written Consent” means a written consent, in substantially the form attached hereto as Exhibit C, with such changes as may be mutually agreed between the Company and SPAC.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Company Subsidiaries” has the meaning set forth in Section 4.01.

“Company Subsidiary Securities” has the meaning specified in Section 4.07(b).

“Company Warrant” means a warrant to purchase shares of Company Capital Stock.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contracts” means any written, legally binding contracts, agreements, subcontracts, leases, purchase orders, arrangements, and understandings.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act.

“DGCL” has the meaning specified in the Recitals.

“DPA” has the meaning specified in Section 5.18.

“Dissenting Shares” has the meaning specified in Section 2.07(a).

“Earnout Consideration” has the meaning specified in Section 2.08(a).

“Earnout Period” means the period of time commencing on the date hereof and continuing until the date that is the five (5)-year anniversary of the Closing Date.

“Earnout Shares Discount Factor” means a percentage, determined by the Company, in good faith, prior to the Closing.

“Earnout Shares Allocation Ratio” means the of quotient of (i) the sum of (A) the Earnout Shares Allocation Number plus (B) (x) the Fully-Diluted Share Number minus the Earnout Shares Allocation Number multiplied by (y) one (1) minus the Earnout Shares Discount Factor, divided by (ii) the Fully-Diluted Share Number.

“Earnout Shares Allocation Number” means, (a) the aggregate number of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time, plus, (b) the number of shares of Company Capital stock issuable upon exercise of all Company Warrants outstanding as of immediately prior to the Effective Time, calculated on as-converted basis, plus, (c) the number of shares of Company Capital Stock issuable upon conversion of the 2019 Notes and the 2021 Notes, in each case, outstanding as of immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any 2019 Notes or 2021 Notes which are Repaid Indebtedness), calculated on an as-converted basis; provided, that the Earnout Shares Allocation Number shall exclude any shares of Company Capital Stock (or shares of Company Capital Stock issued upon exercise or conversion of securities convertible into or exercisable for Company Capital Stock), issued in any Pre-Closing Financing (including any Permitted Debt Financing).

“Effective Time” has the meaning specified in Section 2.01(b).

“Employee Stock Purchase Plan Proposal” has the meaning specified in the definition of SPAC Stockholder Matters.

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, orders and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Company or its Subsidiaries within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company or its Subsidiaries within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company or its Subsidiaries within the meaning of Code Sections 414(m) or (o).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means American Stock Transfer & Trust Company, a New York corporation.

“Exchange Fund” has the meaning specified in Section 3.03.

“Excluded Shares” has the meaning specified in Section 2.05(b).

“Expense Reimbursement” has the meaning specified in Section 10.03.

“Extended Termination Date” has the meaning specified in Section 10.01(b).

“FCC” means the Federal Communications Commission.

“FCC Authorizations” has the meaning specified in Section 4.28(a).

“FCC Law” has the meaning specified in Section 4.28(a).

“Financial Statements” has the meaning specified in Section 4.08(a).

“Founder Majority in Interest” has the meaning specified in Section 11.03.

“Founders” has the meaning specified in the Preamble.

“Fraud” means common law fraud under the Laws of the State of Delaware in connection with the Transactions.

“Fully-Diluted Share Number” means, without duplication, (a) the aggregate number of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time, plus (b) the number of shares of Company Capital Stock issuable upon exercise of all Company Warrants outstanding as of immediately prior to the Effective Time, plus (c) the number of shares of Company Capital stock issuable upon conversion of the 2019 Notes and the 2021 Notes, in each case, outstanding as of immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any 2019 Notes or 2021 Notes which are Repaid Indebtedness), calculated on an as-converted basis, plus (d) the aggregate number of shares of Company Common Stock issuable upon the full exercise of all Vested Company Options that are outstanding as of immediately prior to the Effective Time; provided, that the Fully-Diluted Share Number shall exclude any shares of Company Capital Stock (or shares of Company Capital Stock issued upon exercise or conversion of securities convertible into or exercisable for Company Capital Stock), issued in any Pre-Closing Financing (including any Permitted Debt Financing).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Document Proposal” has the meaning specified in the definition of SPAC Stockholder Matters.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Government Bid” means any bid, offer or proposal made by the Company or its Subsidiaries which, if accepted or successful, would result in a material Government Contract.

“Government Contract” means any material prime contract, subcontract, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company or its Subsidiaries, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase, or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Companies” has the meaning specified in Section 4.01.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incentive Plan” has the meaning specified in Section 8.02.

“Incentive Plan Proposal” has the meaning specified in the definition of SPAC Stockholder Matters.

“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt security (including any interest rate swaps, collars, caps and similar hedging obligations), (iii) all obligations as lessee that are required to be capitalized in accordance with GAAP, (iv) all obligations created or arising under any conditional sale, earn out or other arrangement for the deferral of purchase price of any property (but excluding any trade payables arising in the ordinary course of business), (v) all obligations under letters of credit, banker’s acceptances, performance bonds, surety bonds or similar credit transactions, in each case, solely to the extent drawn, and (vi) all obligations of the type referred to in clauses (i)—(v) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names and (v) trade secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“International Communications Authorizations” has the meaning specified in Section 4.28(c).

“Investor Rights Agreement” has the meaning specified in the Recitals hereto.

“IT Systems” means all computer systems, servers, network equipment and other computer hardware used by the Company or its Subsidiaries in the conduct of the business of the Group Companies.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased or subleased by the Company or its Subsidiaries.

“Leases” means all Contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property.

“Letter of Transmittal” has the meaning specified in Section 2.06(a).

“Level 1 Earnout Consideration” means a number of shares of SPAC Class A Common Stock equal to the product of (i) Two Million (2,000,000) shares of SPAC Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock occurring on or after the Closing), multiplied by (ii) the Earnout Shares Allocation Ratio.

“Level 1 Milestone” means that the VWAP of a share of SPAC Class A Common Stock equals or exceeds Thirteen Dollars ($13.00) for twenty (20) Trading Days in any thirty (30) consecutive Trading Day period during the Earnout Period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock occurring on or after the Closing).

“Level 2 Earnout Consideration” means a number of shares of SPAC Class A Common Stock equal to the product of (i) Two Million (2,000,000) shares of SPAC Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock occurring on or after the Closing), multiplied by (ii) the Earnout Shares Allocation Ratio.

“Level 2 Milestone” means that the VWAP of a share of SPAC Class A Common Stock equals or exceeds Sixteen Dollars ($16.00) for twenty (20) Trading Days in any thirty (30) consecutive Trading Day period during the Earnout Period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock occurring on or after the Closing).

“Level 3 Earnout Consideration” means a number of shares of SPAC Class A Common Stock equal to the product of (i) Two Million (2,000,000) shares of SPAC Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock occurring on or after the Closing), multiplied by (ii) the Earnout Shares Allocation Ratio.

“Level 3 Milestone” means that the VWAP of a share of SPAC Class A Common Stock equals or exceeds Nineteen Dollars ($19.00) for twenty (20) Trading Days in any thirty (30) consecutive Trading Day period during the Earnout Period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock occurring on or after the Closing).

“Level 4 Earnout Consideration” means a number of shares of SPAC Class A Common Stock equal to the product of (i) Two Million (2,000,000) shares of SPAC Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock occurring on or after the Closing), multiplied by (ii) the Earnout Shares Allocation Ratio.

“Level 4 Milestone” means that the VWAP of a share of SPAC Class A Common Stock equals or exceeds Twenty-Two Dollars ($22.00) for twenty (20) Trading Days in any thirty (30) consecutive Trading Day period during the Earnout Period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock occurring on or after the Closing).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Material Adverse Effect” means, with respect to the Group Companies, a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Group Companies, taken as a whole: (i) any change in applicable Laws or GAAP, or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or at the express written request of SPAC, (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vii) any failure of the Group Companies, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (viii) any changes to the industries in which the Group Companies operate, including the coming of new entrants or rising competitive pressures; and (ix) any global or national health emergency or epidemic, including COVID-19 or any COVID-19 Measures; provided that, in the case of clauses (i), (ii), (v), (vi), and (viii), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Group Companies, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Common Stock” means common stock, par value $0.0001 per share, of Merger Sub.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended and in effect on the date hereof.

“Milestone Event” means the Level 1 Milestone, the Level 2 Milestone, the Level 3 Milestone or the Level 4 Milestone, as applicable.

“Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).

“Newco” has the meaning specified in Section 8.07(b).

“Noteholder” means any holder of any outstanding Company Notes.

“NYSE Proposal” has the meaning specified in the definition of SPAC Stockholder Matters.

“OFAC” has the meaning specified in the definition of Sanctions and Export Control Laws.

“Option Exchange Ratio” means the sum of (a) the Per Share Closing Consideration plus (b) the product of (i) the quotient obtained by dividing (A) 8,000,000 by (B) the Fully-Diluted Share Number, multiplied by (ii) the Earnout Shares Discount Factor.

“Optionholder” means any holder of any outstanding Company Options.

“Party” has the meaning specified in the preamble hereto.

“Per Share Closing Consideration” means an amount equal to the Closing Share Consideration divided by the Fully-Diluted Share Number.

“Per Share Consideration” means the Per Share Closing Consideration plus the Per Share Earnout Consideration.

“Per Share Earnout Consideration” means, to the extent issuable by SPAC to Company Stockholders pursuant to Section 2.08, the Per Share Level 1 Earnout Consideration, the Per Share Level 2 Earnout Consideration, the Per Share Level 3 Earnout Consideration, and the Per Share Level 4 Earnout Consideration.

“Per Share Level 1 Earnout Consideration” means a number of shares of SPAC Class A Common Stock equal to the quotient of (i) the Level 1 Earnout Consideration, divided by (ii) the Earnout Shares Allocation Number.

“Per Share Level 2 Earnout Consideration” means a number of shares of SPAC Class A Common Stock equal to the quotient of (i) the Level 2 Earnout Consideration, divided by (ii) the Earnout Shares Allocation Number.

“Per Share Level 3 Earnout Consideration” means a number of shares of SPAC Class A Common Stock equal to the quotient of (i) the Level 3 Earnout Consideration, divided by (ii) the Earnout Shares Allocation Number.

“Per Share Level 4 Earnout Consideration” means a number of shares of SPAC Class A Common Stock equal to the quotient of (i) the Level 4 Earnout Consideration, divided by (ii) the Earnout Shares Allocation Number.

“Permits” has the meaning specified in Section 4.11(a).

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, and (vi) Liens securing any Indebtedness of the Group Companies as of the date hereof.

“Permitted Debt Financing” means any investment in, or debt financing of, the Company by F.P. Credit Partners, L.P., or one or more of its Affiliates, in the aggregate principal amount of up to $70,000,000, including the sale or issuance of convertible debt securities of the Company.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means all information that is defined as “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or any similar term under applicable Privacy Laws, including any such information that identifies, can be used to identify or is otherwise associated with an individual person or device, including: (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in the Recitals hereto.

“PIPE Investors” has the meaning specified in the Recitals hereto.

“Policies” has the meaning specified in Section 4.16.

“Pre-Closing Financing” means a transaction or series of transactions in which the Company issues shares of Company Capital Stock (or securities convertible into or exercisable for Company Capital Stock).

“Pre-Closing SPAC Holders” means the holders of shares of SPAC Common Stock as of any specified time prior to the Effective Time.

“Privacy Laws” means any and all applicable Laws, Contracts and self-regulatory guidelines (including of any applicable foreign jurisdiction) and industry standards (in the case of such guidelines and industry standards, to the extent binding on the Company or its Subsidiaries by Law or Contract or with which the Company or its Subsidiaries have represented compliance), in each case, with respect to privacy and data security and relating to the Company’s and its Subsidiaries’ receipt, collection, compilation, use, storage, processing, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security (both technical and physical) of Personal Information, including, as applicable, the Federal Trade Commission Act, California Consumer Privacy Act, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Private Warrants” means a warrant, issued pursuant to the Private Warrant Agreement, to acquire shares of SPAC Class A Common Stock.

“Private Warrant Agreement” means that certain Private Placement Warrants Purchase Agreement, dated September 9, 2020, by and between SPAC and Six4 Holdings, LLC.

“Public Warrants” means a warrant, issued pursuant to the Public Warrant Agreement, to acquire shares of SPAC Class A Common Stock.

“Public Warrant Agreement” means that certain Warrant Agreement, dated as of September 9, 2020, by and between SPAC and the Exchange Agent.

“Registration Statement/Proxy Statement” means (a) a proxy statement to be sent to the Pre-Closing SPAC Holders relating to the Special Meeting for the purpose of, among other things, (i) providing such stockholders with the opportunity to redeem shares of SPAC Common Stock held by them in accordance with the SPAC Organizational Documents (the “SPAC Stockholder Redemption”) and (ii) soliciting proxies from holders of SPAC Common Stock to vote at the Special Meeting in favor of the SPAC Stockholder Matters, and the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the SPAC Stockholder Matters, and (b) a registration statement on Form S-4, in which the proxy statement described in clause (a) shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of SPAC Class A Common Stock to be issued pursuant to this Agreement, including the shares to be issued as Earnout Consideration.

“Regulatory Authorizations” has the meaning specified in Section 8.10.

“Repaid Indebtedness” means the Indebtedness of the Group Companies to be repaid in connection with the Closing.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Requisite Company Approval” has the meaning specified in Section 4.03.

“Required SPAC Stockholder Matters” means, collectively, (a) the Business Combination Proposal, (b) the NYSE Proposal (c) the Incentive Plan Proposal, (d) the Employee Stock Purchase Plan Proposal, and (e) the Governing Document Proposal.

“Restricted Party List” has the meaning specified in Section 4.11(c).

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, or (c) anti-boycott regulations, including those administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Satellites” means each satellite used by the Group Companies in connection with the conduct of the business of the Group Companies.

“Schedules” means the disclosure schedules of the Group Companies and/or the disclosure schedules of SPAC, as the context requires.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means preferred stock, par value $0.0001 per share, of the Company designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Series B Preferred Stock” means preferred stock, par value $0.0001 per share, of the Company designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Series C Preferred Stock” means preferred stock, par value $0.0001 per share, of the Company designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Share Consideration” means, collectively, the Closing Share Consideration and any Earnout Consideration that becomes deliverable pursuant to Section 2.08.

“Significant Customers” has the meaning specified in Section 4.24(a).

“Significant Suppliers” has the meaning specified in Section 4.24(a).

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form. “Software” does not include any Personal Information.

“SPAC” has the meaning specified in the preamble hereto.

“SPAC A&R Bylaws” has the meaning specified in the Recitals.

“SPAC A&R Charter” has the meaning specified in the Recitals.

“SPAC Acquisition Proposal” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which SPAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), (b) any equity, debt or similar investment in SPAC or any of its controlled Affiliates or (c) any other “Business Combination” as defined in Certificate of Incorporation.

“SPAC Affiliate Party” has the meaning specified in Section 5.16.

“SPAC Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, compensation, bonus, stock option, compensatory equity purchase, phantom equity, equity appreciation rights, other compensatory equity-based, profit sharing, savings, health, life, disability, incentive compensation, deferred compensation, retirement, pension, severance, retention, change in control compensation, or fringe benefit plan, arrangement, program or agreement that is maintained, administered or contributed to by SPAC or its Subsidiaries for the benefit of either’s current or former employees, officers, directors or consultants or by virtue of such foregoing individual(s) their dependents or with respect to which SPAC or its Subsidiaries has or could have any liability.

“SPAC Board” has the meaning specified in the Recitals.

“SPAC Board Recommendation” has the meaning specified in Section 8.04(b).

“SPAC Class A Common Stock” means common stock, par value $0.0001 per share, of SPAC, classified as Class A Common Stock in the Certificate of Incorporation and SPAC A&R Charter, as applicable.

“SPAC Class B Common Stock” means common stock, par value $0.0001 per share, of SPAC, classified as Class B Common Stock in the Certificate of Incorporation and SPAC A&R Charter, as applicable.

“SPAC Common Stock” means the SPAC Class A Common Stock and/or SPAC Class B Common Stock, as the context so requires.

“SPAC Cure Period” has the meaning specified in Section 10.01(c).

“SPAC Material Contract” has the meaning specified in Section 5.15(b).

“SPAC Organizational Documents” means the Certificate of Incorporation and SPAC’s bylaws, as amended.

“SPAC Representations” means the representations and warranties of SPAC expressly and specifically set forth in Article V this Agreement, as qualified by the Schedules.

“SPAC Specified Representations” has the meaning specified in Section 9.03(a)(i).

“SPAC Stockholder Approval” has the meaning specified in Section 9.01(c).

“SPAC Stockholder Matters” means, collectively, (a) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (b) the adoption and approval of the issuance of the shares of SPAC Common Stock in connection with the transactions contemplated by this Agreement as required by Stock Exchange listing requirements (the “NYSE Proposal”); (c) the adoption and approval of the amendments to the SPAC Organizational Documents contemplated by the SPAC A&R Charter and SPAC A&R Bylaws (the “Governing Document Proposal”); (d) the adoption and approval of the Incentive Plan (the “Incentive Plan Proposal”); (e) the adoption and approval of the Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal”); (f) the adoption and approval of each other proposal that either the SEC or the Stock Exchange (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (g) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (h) the adoption and approval of a proposal for the adjournment of Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Stockholder Redemption” has the meaning specified in the definition of Registration Statement/Proxy Statement.

“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC and Merger Sub incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or prior to the Closing, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, including fees, costs, expenses and disbursements of counsel, accountants, advisors and consultant of SPAC and Merger Sub, whether paid or unpaid as of the Closing.

“SPAC Warrants” means, collectively, the Private Warrants and the Public Warrants.

“Special Meeting” has the meaning specified in Section 8.04(b).

“Sponsors” means each of Six4 Holdings, LLC, Robert Coleman, Jack Pearlstein, Gilman Louie, Ambassador Henry Crumpton and William Crowell.

“Stock Certificate” means a certificate or certificates, or an instrument or instruments, which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock.

“Stock Exchange” means the New York Stock Exchange.

“Stock Option Plan” means the 2012 Equity Incentive Plan of the Company, as amended.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Superior Proposal” means a bona fide, written Company Acquisition Proposal (with all references to “20%” in the definition of “Company Acquisition Proposal” being treated as references to “100%” for these purposes) made after the date hereof, that (a) was not the result of the Company’s material breach of Section 8.05, (b) is reasonably likely to be consummated in accordance with its terms, (c) is on terms that the Company Board determines in good faith, after consultation with its outside financial advisor (if any) and legal counsel, would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company’s stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement after taking into account all relevant factors, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and this Agreement and the transactions contemplated hereby (including any offer by SPAC to amend the terms of this Agreement, termination or break-up fee and conditions to consummation), and (d) provides for at least 50% of the consideration to be paid to Company Stockholders in such transaction with respect to their issued and outstanding shares of Company Capital Stock to be paid in cash, with such cash consideration being either (i) funded from the cash on hand of the third party (or the Affiliates of the third party) making such Company Acquisition Proposal or (ii) funded at the closing of the transaction contemplated by such Company Acquisition Proposal pursuant to financing commitment letters in place at the time of execution of the definitive transaction agreement in connection with such Company Acquisition Proposal; provided that, notwithstanding anything in this Agreement to the contrary, no Company Acquisition Proposal can be a Superior Proposal if such Company Acquisition Proposal is made by a third party that is (1) a Company Securityholder, (2) an Affiliate of the Company or of any Company Securityholder or (3) a special purpose acquisition company (other than SPAC).

“Support Agreement” has the meaning specified in the Recitals hereto.

“Surrender Documentation” has the meaning specified in Section 2.06(a).

“Surviving Company” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Target Transaction Expenses” means all fees, costs and expenses of the Group Companies incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or prior to the Closing, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, including fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Group Companies, whether paid or unpaid as of the Closing. For the avoidance of doubt, Target Transaction Expenses shall not include any fees, costs, or expenses incurred by the Company Securityholders.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net Income Tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax), ad valorem, unclaimed property, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a secondary obligor as a result of being a transferee or successor of another Person or member of an affiliated, consolidated, unitary, combined or other group pursuant to Law, Contract or otherwise by operation of Law.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating SPAC Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Trading Day” means any day on which shares of SPAC Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of SPAC Class A Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the Subscription Agreements, the Voting and Non-Redemption Agreements, the Waiver Agreement, the Investor Rights Agreement, the Support Agreements and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.11.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Account Released Claims” has the meaning specified in Section 6.03.

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Vested Company Option” means each Company Option that is vested as of immediately prior to the Effective Time.

“Voting and Non-Redemption Agreement” has the meaning specific in the Recitals hereto.

“VWAP” means, as of any given date(s), the dollar volume-weighted average price for a share of SPAC Class A Common Stock on the Stock Exchange (or such other principal securities exchange or securities market on which shares of SPAC Class A Common Stock are then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price for a share of SPAC Class A Common Stock in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for a share of SPAC Class A Common Stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for shares of SPAC Class A Common Stock as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for a share of SPAC Class A Common Stock on such date(s) on any of the foregoing bases, the VWAP of a share of SPAC Class A Common Stock on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by SPAC.

“Waiver Agreement” has the meaning specified in the Recitals hereto.

“Warrantholder” means any holder of any outstanding Company Warrants.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business or SPAC and Merger Sub’s business, as the context so requires.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties and the Founders to express their mutual intent and no rule of strict construction shall be applied against any Party or Founder.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 p.m. on the third day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge after reasonable inquiry of, (a) in the case of the Company, Peter Platzer, Thomas Krywe, and Ananda Martin and (b) in the case of SPAC, Robert Coleman and Jack Pearlstein.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Capital Stock or shares of SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Capital Stock or the holders of SPAC Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

THE CLOSING TRANSACTIONS

Section 2.01 The Merger.

(a) On the terms and subject to the conditions set forth herein, at the Effective Time, in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company and a direct wholly-owned Subsidiary of SPAC.

(b) On the terms and subject to the conditions set forth herein, on the Closing Date, Merger Sub and the Company shall cause the Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit D attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by SPAC and the Company and specified in the Certificate of Merger, the “Effective Time”).

Section 2.02 Effect of the Merger Generally. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Effective Time. For the avoidance of doubt, all references herein to the Company relating to the period following the Closing shall be deemed to refer to the Surviving Company.

Section 2.03 Governing Documents.

(a) Subject to Section 6.04, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Company shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, in each case, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Closing, SPAC shall (i) amend and restate the Certificate of Incorporation in the form of the SPAC A&R Charter by filing the SPAC A&R Charter with the Secretary of State of the State of Delaware and (ii) amend and restate the bylaws of SPAC in the form of the SPAC A&R Bylaws.

Section 2.04 Directors/Managers and Officers. Unless otherwise determined by SPAC and the Company prior to the Effective Time, immediately after the Effective Time, the board of directors and officers of the Surviving Company shall be the board of directors and officers of the Company immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

Section 2.05 Effect of the Merger on Securities of the Company and Merger Sub.

(a) On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of the Company or Merger Sub, each share of Merger Sub Common Stock issued and outstanding as of immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company. As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Company to be issued in consideration therefore as provided herein, without interest. After the Effective Time, SPAC shall be the holder of all of the issued and outstanding shares of the capital stock of the Surviving Company.

(b) On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of the Company or Merger Sub, each share of Company Capital Stock held immediately prior to the Effective Time by the Company as treasury shares (“Excluded Shares”) shall be cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

(c) On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of the Company or Merger Sub, each share of Company Capital Stock (other than shares that are Dissenting Shares or Excluded Shares) issued and outstanding immediately prior to the Effective Time (after giving effect to the exercise of the Company Warrants into shares of Company Capital Stock, the conversion of Company Notes into shares of Company Capital Stock) shall be cancelled and extinguished and shall be converted automatically into the right to receive a number of shares of SPAC Class A Common Stock equal to: (i) at the Closing, the Per Share Closing Consideration, and (ii) the Per Share Earnout Consideration, on the terms and subject to the conditions set forth in Section 2.08;

(d) Each share of Company Capital Stock to be converted into the right to receive the Per Share Consideration as provided in Section 2.05(c) shall be automatically cancelled and shall cease to exist, and the holders of such share of Company Capital Stock shall cease to have any rights with respect to such share other than the right to receive, upon compliance with the surrender procedures set forth in Section 2.06, the Per Share Consideration.

(e) Effective as of the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by SPAC (the “Assumed Option”). Each such Assumed Option shall continue to have, and be subject to, the same terms and conditions that applied to the corresponding Company Option (including with respect to vesting criteria) as in effect immediately prior to the Effective Time, except that (i) the Assumed Option shall be exercisable solely for shares of SPAC Class A Common Stock, (ii) the number of shares of SPAC Class A Common Stock subject to each such Assumed Option shall be equal to the product of (A) the number of shares of

Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio, with any resulting fractional share rounded down to the nearest whole number, and (iii) the exercise price per share of each Assumed Option shall be equal to the quotient obtained by dividing (A) the exercise price per share of the corresponding Company Option as of immediately prior to the Effective Time by (B) the Option Exchange Ratio, with any resulting fractional cent rounded up to the nearest whole cent. Notwithstanding the foregoing, the conversions described in this Section 2.05(e) will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of SPAC Class A Common Stock issuable upon the exercise of the corresponding Assumed Option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, and subject to the approval and effectiveness of the Incentive Plan pursuant to Section 8.02, the Company and its board of directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to cause the Stock Option Plan to terminate as of the Effective Time and to effectuate the treatment of the Company Options pursuant to this Section 2.05(e).

(f) Immediately prior to the Closing, it is anticipated that all outstanding Company Warrants shall either have been “net” exercised in exchange for shares of Company Capital Stock in accordance with their terms and shall no longer be outstanding and shall automatically be cancelled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Capital Stock into which Company Warrants are exchanged, or assumed by SPAC, to the extent permissible pursuant to the terms of such Company Warrant. In the event that any such Company Warrants are unable to be so exchanged prior to the termination of this Agreement, the Parties shall negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to this Article II as are necessary to reflect an assumption, exchange or similar accommodation for such Company Warrants; provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each Party.

(g) Immediately prior to the Closing, it is anticipated that all outstanding Company Notes (excluding, for the avoidance of doubt, any Company Notes which are Repaid Indebtedness) shall have been converted into shares of Company Capital Stock in accordance with their terms and shall no longer be outstanding and shall automatically be cancelled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Capital Stock into which Company Notes are exchanged. In the event that any such Company Notes are unable to be so converted prior to the termination of this Agreement, the Parties shall negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to this Article II as are necessary to reflect an assumption, exchange or similar accommodation for such Company Notes; provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each Party.

(h) From and after the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no further registration of transfers on the ledgers of the Surviving Company of any shares of Company Capital Stock. If, after the Effective Time, Stock Certificates formerly representing shares of Company Capital Stock are presented to the Surviving Company or the Exchange Agent, they shall be surrendered and cancelled as provided in this Article II.

(i) No fractional shares of SPAC Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in this Section 2.05, and no certificates or scrip for any such fractional shares shall be issued. In the event any holder of Company Capital Stock would otherwise be entitled to receive a fraction of a share of SPAC Class A Common Stock (after aggregating all fractional shares of SPAC Class A Common Stock issuable to such holder), such fractional share shall be rounded down to the nearest whole share. The Parties acknowledge that any such adjustment was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to SPAC that would otherwise be caused by the issuance of fractional shares.

(j) The Share Consideration deliverable in respect of shares of Company Common Stock (including with respect to Company Options exercisable for shares of Company Common Stock) in accordance with the terms of this Article II shall be deemed to be full payment and satisfaction of all rights pertaining to all shares of Company Capital Stock, Company Warrants, Company Notes, and Company Options. The Parties acknowledge and agree that (i) except as otherwise set forth in this Agreement, the delivery to the Company Securityholders of the Share Consideration pursuant to this Agreement shall be administered by the Exchange Agent upon deposit by SPAC of the Share Consideration into the Exchange Fund, (ii) SPAC and the Exchange Agent shall be entitled to rely on the Allocation Statement in delivering the Share Consideration under this Agreement and neither SPAC, Merger Sub, the Surviving Company, nor the Exchange Agent shall be responsible for the calculations or the determinations regarding such calculations in the Allocation Statement, and (iii) after delivering the Share Consideration to the Company Securityholders in accordance with the Allocation Statement, neither SPAC, Merger Sub, the Surviving Company, nor the Exchange Agent shall have any liability to any Person for the allocation or distribution of the Share Consideration among the Company Securityholders.

Section 2.06 Mechanics of Exchange and Surrender.

(a) Concurrently with the mailing of the Company Stockholder Written Consent, the Company shall send or cause to be sent by physical or electronic mail to the Persons who were record holders of Company Capital Stock immediately prior to the Effective Time a letter of transmittal in the form attached hereto as Exhibit E, with such changes as may be required by the Exchange Agent and reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”), together with instructions for use in effecting the surrender of Stock Certificates (to the extent such shares of Company Common Stock are certificated) in exchange for shares of SPAC Common Stock. Upon delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may be reasonably required by SPAC, and, if applicable, surrender of related Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 2.06(b)) to the Exchange Agent for cancellation (collectively, the “Surrender Documentation”) (or, if such delivery occurs prior to the Closing, then upon the Closing), the holder of shares of Company Common Stock in respect of which such Surrender Documentation is delivered shall be entitled to receive in exchange therefor, the consideration to which such holder is entitled pursuant to Section 2.05(c) for each share of Company Capital Stock in respect of which such Surrender Documentation is delivered, and the Stock Certificate(s) (if any) so surrendered shall be cancelled. The Exchange Agent shall deliver from the Exchange Fund to each such holder:

(i) promptly after the later to occur of (A) the Closing and (B) the Exchange Agent’s receipt of Surrender Documentation from such holder, the number of whole shares of SPAC Common Stock to which such holder has the right to receive pursuant to Section 2.05(c) in respect of the Per Share Closing Consideration; and

(ii) promptly after the later to occur of (A) the deposit by SPAC into the Exchange Fund of shares of SPAC Common Stock in respect of Earnout Consideration and (B) the Exchange Agent’s receipt of Surrender Documentation from such holder, the number of whole shares of SPAC Common Stock to which such holder has the right to receive pursuant to Section 2.05(c) in respect of the Per Share Earnout Consideration.

(b) In the event that any Stock Certificate shall have been lost, stolen or destroyed, in lieu of surrendering such Stock Certificate in accordance with this Agreement, the Company Stockholder claiming such Stock Certificate to be lost, stolen, or destroyed shall execute and deliver to SPAC an affidavit of that fact, together with an indemnity agreement in form and substance reasonably satisfactory to SPAC.

(c) Any portion of the Exchange Fund that remains undelivered to the Company Stockholders six (6) months after such portion first becomes deliverable to the Company Stockholders pursuant to this Agreement shall be promptly returned to SPAC, and any such Company Stockholder who has not delivered its Surrender Documentation in exchange for the Share Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to SPAC for delivery of the applicable portion of the Closing Share Consideration or Earnout Consideration as set forth in Section 2.05(c). Notwithstanding the foregoing, neither SPAC nor the Surviving Company shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining undelivered to the Company Stockholders one (1) year after such Share Consideration first becomes deliverable to the Company Stockholders pursuant to this Agreement (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of SPAC free and clear of any claims or interest of any Person previously entitled thereto.

(d) If any portion of the Share Consideration is to be paid to a Person other than the Person in whose name shares of Company Common Stock are registered, it shall be a condition precedent to such payment that (i) to the extent such shares are certificated, the Stock Certificate related to such shares shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such shares or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Unless otherwise provided herein, no interest shall be paid or shall accrue on any consideration deliverable upon delivery of Surrender Documentation. No dividends or other distributions declared or made with respect to SPAC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered shares of Company Common Stock with respect to the shares of SPAC Common Stock that such holder has the right to receive in the Merger until such holder delivers the Surrender Documentation to the Exchange Agent in accordance with this Section 2.06 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest, from the Exchange Fund).

(f) SPAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Share Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose other than as set forth in this Agreement. All shares of SPAC Common Stock deposited in the Exchange Fund and delivered to Company Stockholders pursuant to this Agreement shall be uncertificated.

Section 2.07 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has properly exercised his, her or its appraisal rights under the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 2.05(c), but the holder thereof shall only be entitled to such rights with respect to such Dissenting Shares as are provided by the DGCL.

(b) Notwithstanding the provisions of Section 2.07(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the applicable consideration for such shares of Company Capital Stock as set forth in Section 2.05(c), without interest thereon, upon satisfaction of the exchange procedures set forth in Section 2.06.

(c) During the period from the date hereof to the Closing Date, the Company shall give SPAC (i) prompt notice of any notice or written threat to demand appraisal under the DGCL or demand for appraisal under the DGCL received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. During such period, the Company shall not make any payment with respect to any such demands, offer to settle or settle any such demands without SPAC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Notwithstanding anything in this Article II to the contrary, SPAC shall not be obligated to deliver, or cause to be delivered, to the Exchange Agent any portion of the Share Consideration in respect of any Dissenting Shares, and any portion of the Share Consideration delivered to the Exchange Agent in respect of any Dissenting Shares shall be promptly returned to SPAC.

Section 2.08 Earnout.

(a) Following the Closing, and as additional consideration for the Merger, (x) within ten (10) Business Days after the occurrence of a Milestone Event, if such Milestone Event occurs following the Closing, or (y) at the Closing, if such Milestone Event occurs prior to the Closing, SPAC shall issue to each Company Stockholder the following amount of shares of the SPAC Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the SPAC Class A Common Stock occurring on or after the Closing) (the “Earnout Consideration”), with respect to each share of Company Capital Stock, that is issued and outstanding immediately prior to the Effective Time (including shares issued upon the exercise of Company Warrants and conversion of Company Notes) and held by such Company Stockholder immediately prior to the Effective Time (other than any shares of Company Capital Stock held by Company Stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), on the terms and subject to the conditions set forth in this Agreement:

(i) Upon the occurrence of the Level 1 Milestone, the Per Share Level 1 Earnout Consideration;

(ii) Upon the occurrence of the Level 2 Milestone, the Per Share Level 2 Earnout Consideration;

(iii) Upon the occurrence of the Level 3 Milestone, the Per Share Level 3 Earnout Consideration; and

(iv) Upon the occurrence of the Level 4 Milestone, the Per Share Level 4 Earnout Consideration.

(b) For the avoidance of doubt, the Company Stockholders shall be entitled to receive Earnout Consideration upon the occurrence of each Milestone Event; provided, however, that (i) each Milestone Event shall only occur once, if at all, (ii) multiple Milestone Events may occur at the same time and (iii) notwithstanding anything herein to the contrary, in no event shall the Company Stockholders in the aggregate be entitled to receive an aggregate number of shares of Earnout Consideration in excess of the product of (A) 8,000,000 multiplied by (B) the Earnout Shares Allocation Ratio.

(c) If, during the Earnout Period, there is a Change of Control, then immediately prior to the consummation of such Change of Control: (a) any Milestone Event that has not previously occurred shall be deemed to have occurred; and (b) SPAC shall issue the applicable Earnout Consideration to the Company Stockholders (in accordance with the Allocation Schedule), and the recipients of such issued Earnout Consideration shall be eligible to participate in such Change of Control with respect to such Earnout Consideration.

(d) The right of the Company Stockholders to receive the Earnout Consideration pursuant to this Section 2.08 are personal in nature and, except with the written consent of SPAC, following the Closing, or the Company, prior to the Closing, are non-transferable and non-assignable, except that each Company Stockholder shall be entitled to assign such rights by will or, by the laws of intestacy.

(e) The right of the Company Stockholders to receive the Earnout Consideration pursuant to this Section 2.08 shall not entitle the holder thereof to any voting or dividend rights otherwise granted to holders of SPAC Common Stock (if any). For the avoidance of doubt SPAC shall not be required to issue shares of SPAC Common Stock to the extent not permitted to do so by applicable Law, including by way of an exemption from registration under applicable securities laws.

Section 2.09 Founder SPAC Class B Common Stock Issuance. At the Closing, SPAC shall issue to each Founder, with respect to each share of Company Capital Stock held by such Founder as of immediately prior to the Effective Time, a number of shares of SPAC Class B Common Stock equal to the Per Share Closing Consideration issuable to such Founder at the Closing, free and clear of all liens, other than restrictions arising under applicable securities Laws, the SPAC A&R Charter or SPAC A&R Bylaws, in exchange for the payment of $0.0001 per share of SPAC Class B Common Stock.

Section 2.10 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors, officers, members and managers of the Company and Merger Sub (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.11 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding and payment was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE III

CLOSING TRANSACTIONS

Section 3.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable

(and in any event no later than 10:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 3.02 Allocation Statement. At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Allocation Statement”) setting forth in reasonable detail: (a) the Fully-Diluted Share Number, the Earnout Shares Allocation Number, the Earnout Shares Allocation Ratio, and the Earnout Shares Discount Factor, (b) the number of shares of SPAC Class A Common Stock issuable to each Company Stockholder pursuant to this Agreement in respect of the Closing Share Consideration, (c) the percentage interest of each Company Stockholder in any Earnout Consideration that becomes issuable to such Company Stockholder pursuant to this Agreement, and (d) the number of shares of SPAC Class A Common Stock into which each Assumed Option will be exercisable immediately following the Effective Time, together with the exercise price of each such Assumed Option.

Section 3.03 Exchange Fund. On the Closing Date, SPAC shall deposit, or shall cause to be deposited, with the Exchange Agent the number of shares of SPAC Class A Common Stock sufficient to deliver to such holders the aggregate Per Share Closing Consideration deliverable to such holders pursuant to Section 2.05(c) (such shares of SPAC Class A Common Stock, together with any additional shares of SPAC Class A Common Stock deposited by SPAC with the Exchange Agent) and any dividends or distributions with respect thereto held by the Exchange Agent pursuant to Section 2.06(e) (the “Exchange Fund”).

Section 3.04 Closing Payoffs. Reasonably promptly following the Closing and, with respect to the Target Transaction Expenses and Repaid Indebtedness, receipt of wire instructions for each such payee, SPAC shall pay or cause to be paid, by wire transfer of immediately available funds, all amounts payable in respect of Target Transaction Expenses, Repaid Indebtedness, and SPAC Transaction Expenses.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (it being understood and hereby agreed that (i) the information set forth in the Schedules shall be disclosed under separate section, subsection, and subclause references that correspond to the sections, subsections, and subclauses of this Article IV to which such information relates, and (ii) the information set forth in each section, subsection, and subclause of the Schedules shall qualify (A) the representations and warranties set forth in the corresponding section, subsection, or subclause of this Article IV, and (B) any other representations and warranties set forth in this Article IV if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, sub section or subclause of this Article IV), the Company represents and warrants to SPAC, as of the date hereof and as of the Closing, as follows:

Section 4.01 Corporate Organization of the Company. The Company is duly incorporated and is validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to have such corporate power and authority would not reasonably be expected be material to the Company and its Subsidiaries (such Subsidiaries, the “Company Subsidiaries,” and, together with the Company, the “Group Companies”). The copies of the Company Organizational Documents as in effect on the date hereof previously made available by the Company to SPAC are true, correct and complete, are in full force and effect and have not been amended as of the date hereof. The Company is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be material to the Group Companies, taken as a whole. The Company is not in material violation of any of the provisions of the Company Organizational Documents.

Section 4.02 Subsidiaries. The Company Subsidiaries as of the date of this Agreement are set forth on Schedule 4.02. Each Company Subsidiary is duly formed and is validly existing under the laws of its jurisdiction of organization. Each Company Subsidiary has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to have such corporate or other entity power and authority would not reasonably be expected to be material to the Group Companies, taken as a whole. Each Company Subsidiary is duly licensed or qualified as a foreign corporate or other entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be material to the Group Companies, taken as a whole. No Company Subsidiary is in material violation of any of the provisions of its organizational documents. The jurisdiction of organization of each Subsidiary of the Company is identified on Schedule 4.02.

Section 4.03 Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to obtaining the Requisite Company Approval and the approvals described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company Board and no other corporate proceeding on the part of the Company (other than obtaining the Requisite Company Approval) is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each Transaction Agreement to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement (when executed and delivered by the Company) will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”). The Company Board Approval is sufficient to ensure that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Transaction Agreements or the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions. The approval of the Company Minimum Holders (the “Requisite Company Approval”) is the only vote of the holders of any class or series of Company Capital Stock required to approve and adopt this Agreement and approve the transactions contemplated hereby.

Section 4.04 No Conflict. The execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Organizational Documents or the organizational documents of its Subsidiaries, (b) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, violate any provision of, or result in the breach of or default by the Company or its Subsidiaries under, or require any filing, registration or qualification under, any applicable

Law or Governmental Order, (c) except as set forth on Schedule 4.04, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Material Contract, or (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries (other than Permitted Liens), except, in the case of clauses (b)-(d), as would not reasonably be expected to have a Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (a) compliance with any applicable requirements of the HSR Act, (b) compliance with applicable requirements of the Communications Act and requirements of foreign Governmental Authorities related to the International Communications Authorizations, (c) those listed on Schedule 4.05, (d) the filing with the SEC of (i) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (e) the filing of the Certificate of Merger and (f) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to result in a Material Adverse Effect.

Section 4.06 Current Capitalization.

(a) As of the date hereof, (i) the authorized capital stock of the Company consists solely of (A) 55,000,000 shares of Company Common Stock, of which 10,405,997 are issued and outstanding, and (B) 26,668,190 shares of Company Preferred Stock, (1) 12,671,911 of which are designated as Series A Preferred Stock, all of which are issued and outstanding, (2) 4,869,754 of which are designated as Series B Preferred Stock, all of which are issued and outstanding, and (3) 9,126,525 of which are designated as Series C Preferred Stock, 7,506,273 of which are issued and outstanding. Schedule 4.06(a) sets forth the record owners of all of the issued and outstanding Company Capital Stock as of the date hereof, showing for each such owner the number and class of shares of Company Capital Stock held by such owner. The issued and outstanding shares of Company Capital Stock (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with the Company Organizational Documents and applicable Securities Laws, and (y) were not issued in material breach or violation of any preemptive rights or Contract.

(b) Except for the Stock Option Plan, the Company does not maintain any equity incentive plan or other plan providing for equity compensation of any Person. As of the date hereof, the Company has reserved 14,431,692 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Group Companies pursuant to the Stock Option Plan. Of such reserved shares of Company Common Stock, Company Options to purchase 12,277,283 shares have been granted and are currently outstanding and 701,657 shares of Company Common Stock remain available for issuance pursuant to the Stock Option Plan. The Company has furnished to SPAC complete and accurate copies of the Stock Option Plan and forms of agreements used thereunder. Schedule 4.06(b) sets forth, as of the date hereof, (i) the name of each Optionholder, (ii) the number of Company Options held by such Optionholder, (iii) the exercise price of each such Company Option, (iv) and the vesting schedule of each such Company Option. All of the Company Options (A) have been issued in compliance in all material respects with all applicable Laws, the Stock Option Plan, and the Company Organizational Documents and (B) were not issued in material breach or violation of any preemptive rights or Contract. No Company Option is subject to Section 409A of the Code and each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, except, in either case, as would not reasonably be expected to be material to the Group Companies.

(c) Schedule 4.06(c) sets forth, as of the date hereof, (i) the name of each Warrantholder, (ii) the class, series, and number of shares of Company Capital Stock issuable upon exercise of each Company Warrant held by such Warrantholder, and (iii) the exercise price of each such Company Warrant. All of the Company Warrants (A) have been issued in compliance in all material respects with all applicable Laws and the Company Organizational Documents and (B) were not issued in material breach or violation of any preemptive rights or Contract.

(d) Schedule 4.06(d) sets forth, as of the date hereof, (i) the name of each Noteholder, (ii) the interest rate and maturity date of each Company Note held by such Noteholder, and (iii) the aggregate principal, accrued but unpaid interest, and other charges outstanding under each such Company Note. All of the Company Notes (A) have been issued in compliance in all material respects with all applicable Laws and the Company Organizational Documents and (B) were not issued in material breach or violation of any preemptive rights or Contract.

(e) Except as set forth on Schedule 4.06(a), Schedule 4.06(b), Schedule 4.06(c), and Schedule 4.06(d), as of the date hereof, there are no (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for equity securities of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any of its equity securities, (ii) equity equivalents, equity appreciation rights, phantom equity ownership interests or similar rights in the Company, (iii) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity securities, or (iv) outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, equity securities having the right to vote) on any matter for which the Company’s equityholders may vote. Except as set forth on Schedule 4.06(e), the Company is not party to any stockholders’ agreement, voting agreement, proxy or registration rights agreement, or other similar agreement relating to its equity securities.

Section 4.07 Capitalization of Subsidiaries.

(a) Schedule 4.07(a) sets forth a list of each of the Subsidiaries of the Company, including (i) its name and jurisdiction of incorporation or formation, (ii) the number of authorized (if applicable), issued and outstanding shares of each class of its capital stock, units, partnership interests or membership interests, as applicable, and (iii) the holder of such shares, units, or interests, as applicable. All of the outstanding equity securities in each Subsidiary of the Company (A) have been duly authorized and validly issued and, if applicable, are fully paid and nonassessable, (B) were issued in compliance in all material respects with the organizational documents of such Subsidiary and applicable Securities Laws, (iv) were not issued in breach or violation of any preemptive rights or Contract, and (v) are owned of record and beneficially by the Persons set forth on Schedule 4.07(a) free and clear of any Liens (other than Permitted Liens and the restrictions under applicable Securities Laws).

(b) Other than as set forth on Schedule 4.07(a), there are no outstanding (i) securities of any of the Company’s Subsidiaries convertible into or exchangeable for equity securities in such Subsidiary of the Company, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from any of the Company’s Subsidiaries, or other obligations or commitments of any of the Company’s Subsidiaries to issue, sell or otherwise transfer, any equity securities in, or any securities convertible into or exchangeable for any equity securities in, any Subsidiary of the Company or (iii) equity appreciation rights, “phantom” equity or similar rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity securities in, any

Subsidiary of the Company (the items in clauses (a)-(c), in addition to all equity securities in the Company’s Subsidiaries, collectively, “Company Subsidiary Securities”). There are no (A) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any of its equity securities, or (B) obligations or commitments of any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of the Company Subsidiary Securities, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity securities in, or any interest convertible, exchangeable or exercisable for, any equity securities in, any Person.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08(a) hereto are a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the periods then ended, (ii) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2020, and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for the period then ended, and (iii) the unaudited consolidated balance sheet of the Group Companies as of January 31, 2021 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for the one (1)-month period then ended (the financial statements described in clauses (i)-(iii), collectively, the “Financial Statements”). The Financial Statements (including the notes thereto) (x) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto) and (y) fairly present, in all material respects, the financial position, results of operations and cash flows as at the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein or, in the case of any unaudited Financial Statements, for normal and recurring year-end adjustments which are not material in the aggregate.

(b) Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written complaint or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) Fraud, regardless of whether material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(c) Schedule 4.08(c) sets forth sets forth a list of (i) all Indebtedness for borrowed money of the Group Companies as of the date hereof (other than the Company Notes set forth on Section 4.06(d)), together with the outstanding principal balance and all accrued but unpaid interest thereunder as of the date hereof, and (ii) all items of Indebtedness other than those addressed in clause (i) in an amount of $1,000,000 or more.

Section 4.09 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liability, debt or obligation, of the kind that would be required to be set forth or reserved for on a balance sheet of the Group Companies (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business (none of which results from, arises out of or relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, or (d) executory obligations under Contracts (excluding any liabilities directly or indirectly related to a breach of Contract), or (e) disclosed in the Schedules.

Section 4.10 Litigation and Proceedings. Except as would not be reasonably expected to be material to the Group Companies, taken as a whole, there is no (a) Action pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, there is no pending or threatened investigation by a Governmental Authority, against the Company or any of its Subsidiaries,(b) Governmental Order binding on or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their properties, rights, or assets, or (c) unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries.

Section 4.11 Compliance with Laws.

(a) The Group Companies are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws and Governmental Orders. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or material licenses, approvals, consents, registrations, franchises or permits (the “Permits”) held by the Company or any of its Subsidiaries.

(b) In the preceding five (5) years, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor to the knowledge of the Company, agents or other Persons acting on their behalf, have taken, directly or indirectly, any act in furtherance of an improper offer, payment, promise to pay, authorization, ratification, solicitation, or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause the Company or any of its Subsidiaries to be in material violation of Anti-Corruption Laws. In the preceding five (5) years, to the knowledge of the Company, neither the Company nor its Subsidiaries has been subjected to any investigation by a Governmental Authority for material violation of any applicable Anti-Corruption Laws. In the preceding five (5) years, neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law. At all times during the preceding five (5) years, the Group Companies have had in place policies and procedures reasonably designed to prevent their respective directors, officers, employees, agents and other Persons acting on their behalf from undertaking any activity, practice or conduct that would constitute an offense under Anti-Corruption Laws.

(c) Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of their Representatives has violated any applicable Sanctions and Export Control Laws within the last five (5) years, except as would not reasonably be expected to material to the Group Companies, taken as a whole. Neither the Company nor its Subsidiaries has submitted any disclosures or received any written notice that it is subject to any civil or criminal investigation, audit or other inquiry involving or otherwise relating to any alleged or actual violation of Sanctions and Export Control Laws. Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, managers or employees or any person acting for or at the direction or on behalf of any of them, has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce’s Denied Persons List, the U.S. Department of Commerce’s Entity List and the Debarred List maintained by the U.S. Department of State (each, a “Restricted Party List”). To the Company’s knowledge, neither the Company nor any of its Subsidiaries has participated in any transaction in the last five (5) years involving, directly or indirectly, (i) any country against which the United States maintains or has maintained comprehensive economic sanctions or embargoes under Sanctions and Export Control Laws, (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authorities of such countries, (iii) nationals of such countries or (iv) any organization, entity or individual appearing on any Restricted Party List at the time of such transaction.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts (other than purchase orders and Government Contracts) described in clauses (i) through (xiv) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party and that are in effect as of the date of this Agreement or by which any of their respective assets are bound (other than Company Benefit Plans) (collectively, the “Material Contracts”). True, complete and correct copies of the Material Contracts have been delivered to or made available to SPAC.

(i) Each of the Contracts of the Group Companies involving the receipt or payment of amounts, in the aggregate, exceeding $1,000,000 per year;

(ii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any material business unit thereof or the disposition of any material assets of the Company or its Subsidiaries since January 1, 2019, in each case, other than sales of goods in the ordinary course of business and Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;

(iii) Each lease, rental, maintenance, conditional sale or title retention agreement that (x) provides for the leasing or use of any personal property by the Company or any of its Subsidiaries and (y) involves aggregate payments in excess of $1,000,000 in the calendar year ended December 31, 2020;

(iv) Each Contract requiring the Group Companies to incur capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(v) Each Contract expressly and materially prohibiting or materially restricting the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person;

(vi) Each license agreement with respect to any item of Intellectual Property that is material to the business of the Group Companies, taken as a whole (excluding licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf” software);

(vii) Each mortgage, indenture, note or other Contract for or relating to any borrowing of money by or from the Company or any of its Subsidiaries, each Contract relating to the placing of a Lien (other than any Permitted Lien) on any material assets of the Company or its Subsidiaries, and each Contract pursuant to which the Company or any of its Subsidiaries guarantees the borrowing of money by any other Person;

(viii) Each Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value in excess of $1,000,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(ix) Each Contract involving any resolution or settlement of any actual or threatened Actions or other disputes which has a value greater than $250,000 or imposes continuing obligations on the Company or its Subsidiaries, including injunctive or other non-monetary relief;

(x) Each Contract with an executive officer of the Company or its Subsidiaries, or any Contract with any other employee or independent contractor of the Company or its Subsidiaries, in each case, that provides for an annual base salary in excess of $250,000 and/or change in control, retention or similar payments;

(xi) Each Lease;

(xii) Each Contract with a Significant Supplier;

(xiii) Each Contract establishing any joint venture, partnership, strategic alliance or other similar collaboration that is material to the business of the Group Companies taken as a whole; and

(xiv) Each employee collective bargaining Contract with labor unions or similar organizations.

(b) Except as would not be reasonably expected to be material to the Group Companies, taken as a whole, all of the Material Contracts (including those required to be but not set forth on Schedule 4.12(a)) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, in each case, subject to the Enforceability Exceptions. Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of, or material default under, any Material Contract. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice alleging its material breach of, or material default under, any Material Contract, and, to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Except as would not be reasonably expected to result in a Material Adverse Effect, (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws and (ii) all contributions required to be made or premiums required to be paid with respect to a Company Benefit Plan on or before the date hereof have been made or paid, as applicable.

(b) Neither the Company, its Subsidiaries nor any ERISA Affiliates of any of the foregoing has ever been a participating employer in or had any obligation to contribute to a (i) defined benefit pension plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430, 431 or 432 of the Code, (ii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c) Each Company Benefit Plan intended to qualify under Section 401(a) of the Code either has received a determination letter or opinion letter from the Internal Revenue Service which remains currently in effect stating that the form of such plan is so qualified or has a period of time remaining under the applicable Treasury Regulations and IRS pronouncements in which to apply for and obtain such a determination letter, and nothing has occurred to the knowledge of the Company that would result in the revocation of such qualification.

(d) Except as would not be reasonably expected to result in a Material Adverse Effect, no Company Benefit Plan is currently under examination by any governmental agency, and there are no pending or, to the knowledge of the Company, threatened claims, actions, proceedings or litigations by or on behalf of any Company Benefit Plan, any employee or beneficiary covered under any Company Benefit Plan, any governmental agency, or otherwise, in each case involving any Company Benefit Plan (other than routine claims for benefits).

(e) No Company Benefit Plan provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits, except to the extent of the continuation coverage rules as provided under Section 4980B of the Code or Sections 601 through 608 of ERISA (“COBRA”) or any other similar applicable Law.

(f) Except as would not result in a Material Adverse Effect, the Company, its Subsidiaries and each Company Benefit Plan that is a group health plan is in compliance with the COBRA and the Patient Protection and Affordable Care Act and no penalties under Sections 4980B or 4980H of the Code and the regulations thereunder are assessable against the Company or its Subsidiaries.

(g) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions will (whether alone or in connection with any subsequent event) (i) result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any payments or benefits under any material Company Benefit Plan or (ii) cause the Company or any of its Subsidiaries to incur any material liability as a result of any severance pay or any increase in severance pay upon any termination of employment.

Section 4.14 Labor Matters.

(a) Except as set forth on Schedule 4.14(a), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union, labor organization, works council, employee delegate, representative or other employee collective group, nor to the knowledge of the Company is there any duty on the part of the Company or its Subsidiaries to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Except as set forth on Schedule 4.14(a), to the knowledge of the Company, none of the Company’s or any of its Subsidiaries’ employees are represented by any labor organization or works council with respect to their employment with the Group Companies. To the knowledge of the Company (i) there are no activities or proceedings of any labor organization to organize any of the Company’s or any of its Subsidiaries’ employees and (ii) since January 1, 2019, there has been no actual or threatened unfair labor practices charge, labor dispute, grievance, arbitration, or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries.

(b) The Group Companies are, and since January 1, 2019 have been, in material compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, hiring, termination of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance. As of the date hereof, no employee layoff, facility closure or shutdown (whether voluntary or by order of a Governmental Authority), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company or any of its Subsidiaries has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, order of a Governmental Authority, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, order of a Governmental Authority, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. To the Company’s knowledge, the Company or its Subsidiaries has on file an I-9 for each of their employees to the extent required by Law. Since January 1, 2019, to the knowledge of the Company, there have been no employment discrimination or employment harassment allegations raised, brought, threatened, or settled relating to any officer, director, or executive of the Company or any of its Subsidiaries.

(c) The Group Companies have paid in full to all of their employees and former employees, officers, directors and consultants all wages, salaries, commissions, bonuses and other compensation due and payable to such personnel, including overtime compensation and severance payments, but excluding arrearages in accordance with their customary payroll practices.

(d)    To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any nondisclosure obligation, fiduciary duty, non-competition and/or non-solicitation agreement, assignment of invention covenant or restrictive covenant of any kind to (i) the Company or its Subsidiaries or (ii) to the employee’s former employer relating to (A) the right of the employee to be employed by the Company or its Subsidiaries, or (B) the use of trade secrets or proprietary information of the employee’s former employer(s).

(e) There are no pending or, to the knowledge of the Company, threatened claims, actions, proceedings or litigation by any current or former employee or applicant for employment against the Company or its Subsidiaries or any examination, investigation, audit or review by any governmental agency of the employment procedures and practices of the Company or its Subsidiaries.

Section 4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Group Companies have been paid. Since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business.

(c) Each of the Group Companies has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither the Company nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, as of the date hereof, no such claims have been threatened. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a material Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) No Subsidiary of the Company that is incorporated in the United States has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2019.

(f) Neither the Company nor any of its Subsidiaries has been a party to any (i) “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law), (ii) “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6) (or any similar provision of state, local or foreign Law), (iii) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4) or any similar provision of state, local or foreign Law) to a “listed transaction” or “transaction of interest” or (iv) any other transaction that required or will require the filing of Internal Revenue Service Form 8886 (or any similar filing under state, local or foreign Law).

(g) Except with respect to deferred revenue collected by the Group Companies in the ordinary course of business, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Group Companies, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise by operation of Law (except, in each case, for liabilities pursuant to commercial contracts not primarily related to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) Neither the Company nor any of its Subsidiaries has created a permanent establishment in any country other than the country in which it is established.

(l) Neither Company nor any of its Subsidiaries or Affiliates has any knowledge of any fact or circumstance that would prevent the Merger, or, if applicable, the Alternative Transaction Structure, from qualifying for the Intended Tax Treatment.

Section 4.16 Insurance. Except as would not be reasonably expected to result in a Material Adverse Effect: (a) all of the policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance, as applicable (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement and/or the Closing Date are in full force and effect and all premiums due and payable thereon have been paid in full, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies, other than in connection with normal annual renewal activities and insurance program management and changes arising from the consummation of the transactions contemplated hereby, and (c) no claim by the Company or its Subsidiaries is pending under any Policy as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof. True, correct and complete copies, or comprehensive summaries, of the Policies have been made available to SPAC.

Section 4.17 Permits. Each of the Group Companies holds all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not reasonably be expected to have a Material Adverse Effect. The operation of the business of the Group Companies as currently conducted is not in material violation of, nor is the Company or any of its Subsidiaries in material default or material violation under, any material Permit. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Permit has been received by the Company or its Subsidiaries. Notwithstanding the foregoing, this Section 4.17 shall not apply to Communications Authorizations, which are addressed in Section 4.28.

Section 4.18 Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property or is party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 4.18(b) lists the address of each Leased Real Property as of the date hereof. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Except as set forth on Schedule 4.18(b), neither the Company nor its Subsidiaries has entered into any sublease granting any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. As of the date hereof, the Leased Real Property identified on Schedule 4.18(b) comprises all of the material real property used in the business of the Group Companies on a permanent basis as it is currently conducted.

(c) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) the Group Companies own and have good title to, or a valid leasehold interest in or license to use, the material equipment, tangible personal property and tangible assets, in each case, reflected on the books and records of the Group Companies or thereafter acquired, free and clear of all Liens other than Permitted Liens, and (ii) all of such tangible assets necessary for the conduct of the respective businesses of the Group Companies are (A) in normal operating condition and repair, ordinary wear and tear excepted, (B) not in need of maintenance or repair, except for ordinary routine maintenance or repairs, and (C) adequate and sufficient for the continuing conduct of the business of the Group Companies as currently conducted.

Section 4.19 Intellectual Property and IT Security.

(a) Schedule 4.19(a) lists each patent, registered trademark, registered service mark or material domain name owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained as of the date of this Agreement. Except as set forth on Schedule 4.19(a), each such item is subsisting and unexpired and, to the knowledge of the Company, valid and enforceable. To the knowledge of the Company, the Company or one of its Subsidiaries owns or has the right to use, all material Intellectual Property used in the operation of the business of the Group Companies, as conducted of the date of this Agreement, except for such Intellectual Property with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) To the knowledge of the Company, as of the date of this Agreement the Group Companies are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any Person, except for such infringements, misappropriation, dilutions and other violations that would not reasonably be expected to be material to the Group Companies, taken as a whole. To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries, except for such infringements, misappropriations, dilutions and other violations that would not reasonably be expected to be material to the Group Companies, taken as a whole. To the knowledge of the Company, the Group Companies have not received from any Person at any time after January 1, 2019 any notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(c) The Group Companies take, and since January 1, 2019 have taken, commercially reasonable actions and measures to protect and maintain (i) the ownership and confidentiality of their material proprietary Intellectual Property and (ii) the security, confidentiality, continuous operation and integrity of their IT Systems and Software (and all confidential data stored therein or transmitted thereby). The Group Companies have back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of its IT Systems that are, in the reasonable determination of the Company’s management team, commercially reasonable and in accordance with standard industry practice.

(d) To the knowledge of the Company, since January 1, 2019 there have been no unauthorized intrusions or breaches of security that has resulted in unauthorized use of, or access to, the IT Systems that, pursuant to any applicable Law, would require the Company or a Subsidiary to notify customers or employees of such breach or intrusion.

(e) The Company’s and its Subsidiaries’ collection, use, disclosure, storage and transfer of Personal Information complies in all material respects with, and since January 1, 2019 have complied in all material respects with, (i) any privacy and data security requirements of any Contract to which any of them is a party, (ii) any of their published privacy policies and (iii) any applicable Privacy Laws. The execution, delivery and performance of the transactions contemplated by this Agreement do not violate the Company’s privacy policy as it currently exists or, to the extent any previous privacy policy of the Company remains applicable to Personal Information maintained by the Company or its Subsidiaries, as such previous privacy policy existed at any time since January 1, 2019. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies have not, since January 1, 2019, received any complaints, notices of investigation, or claims from any consumers, governmental regulators, or other entities, nor, to the knowledge of the Company, have any such complaints, investigations, or claims been threatened against them, in each case, alleging any violation of Privacy Laws by the Company or its Subsidiaries. To the Company’s knowledge, the Group Companies have not, since January 1, 2019, experienced any data breaches or other data incidents that have resulted in unauthorized use of, or access to, Personal Information in the possession and control of the Company or its Subsidiaries.

Section 4.20 Environmental Matters.

(a) The Group Companies are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws, except as would be reasonably be expected to have a Material Adverse Effect.

(b) Each of the Group Companies holds all Permits that are required under applicable Environmental Laws to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect.

(c) Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of any material violations of applicable Environmental Laws or any material violations concerning any Hazardous Materials.

(d) To the knowledge of the Company, there has been no release of, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property, except as would not reasonably be expected to require investigation or remediation or result in the incurrence of material liability, in each case, pursuant to Environmental Law.

Section 4.21 Absence of Changes. Since the date of the Most Recent Balance Sheet through the date hereof, except (i) as set forth on Schedule 4.21, (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and the Transaction Agreements:

(a) no Material Adverse Effect has occurred;

(b) the Group Companies have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business; and

(c) neither the Company nor any of its Subsidiaries has taken any action that, were it to be taken after the date hereof, would require the prior written consent of SPAC pursuant to Section 6.01(a), Section 6.01(b), Section 6.01(d), Section 6.01(e), Section 6.01(g), Section 6.01(h), Section 6.01(j), Section 6.01(k), Section 6.01(l), Section 6.01(n), Section 6.01(o), or Section 6.01(p) (to the extent related to any of the foregoing).

Section 4.22 Brokers’ Fees(a) . Except as set forth on Schedule 4.22, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Subsidiaries.

Section 4.23 Related Party Transactions(a) . Except for the Contracts and transactions set forth on Schedule 4.23, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Group Companies), officer, director or senior management-level employee of the Company or any of its Subsidiaries or, to the knowledge of the Company, any immediate family member of any officer, director or senior management-level employee of the Company or any of its Subsidiaries, on the other hand, except for employment agreements, Company Benefit Plans and Contracts with respect to such Person’s status as a holder of Company Capital Stock, Company Notes, Company Warrants or Company Options. No Affiliate, officer, director or senior management-level employee of the Company or any of its Subsidiaries or, to the knowledge of the Company, any immediate family member of any officer, director or senior management-level employee of the Company or any of its Subsidiaries (a) owns any material interest in any material asset or property used by the Group Companies in the conduct of their business as currently conducted or (b) owes any material amount to, or is owed any material amount by, the Company or its Subsidiaries (other than ordinary course accrued compensation, employee benefits, and expense reimbursements).

Section 4.24 Customers and Suppliers.

(a) Schedule 4.24(a) sets forth for the twelve (12) months ended December 31, 2020 each of the (i) customers of the Group Companies, that have generated at least $1,000,000 of revenue for the Group Companies (collectively, the “Significant Customers”), and (ii) suppliers of the Group Companies, to which the Company or its Subsidiaries have paid at least $1,000,000 (collectively, the “Significant Suppliers”). Since January 1, 2019, there have not been any material disputes between the Group Companies and any of the Significant Customers or the Significant Suppliers.

(b) Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice that (i) any of the Significant Customers or the Significant Suppliers intends to stop, or materially decrease the rate of, its business with the Group Companies after the Closing, or (ii) there has been or will be any material adverse change in the price of such goods, services or rights provided to or by any such Significant Customer or Significant Supplier, as applicable, or that any such Significant Customer or Significant Supplier will not provide or require such goods, services or rights, as applicable, at any time on or after the Closing Date on terms and conditions substantially similar to the current terms applicable to such Significant Customer’s or Significant Supplier’s dealings with the Group Companies or its or their respective Affiliates, subject to customary price increases consistent with past practices. To the knowledge of the Company, no Significant Customer or Significant Supplier has threatened the Company or its Subsidiaries in writing or orally that it will take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Agreements.

Section 4.25 Accounts Receivable. Except as set forth on Schedule 4.25, all accounts receivable of the Group Companies that are reflected on the Most Recent Balance Sheet or that arise thereafter represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. All reserves for the collection of such accounts receivable were calculated in accordance with GAAP. To the knowledge of the Company, there is no material contest, claim or right of set-off, other than returns in the ordinary course of business, relating to the amount or validity of any such account receivable.

Section 4.26 Satellites. Since January 1, 2019, there have been no incidents or anomalies experienced by any Satellite currently in orbit, except as would not have a material adverse effect on the business of the Group Companies taken as a whole.

Section 4.27 Governmental Contracts. Except as would not be reasonably expected to result in material liability to the Group Companies or otherwise materially interfere with the conduct of the business of the Group Companies in the manner currently conducted, (i) each Government Contract to which the Company or its Subsidiaries is a party was legally awarded, is binding on the Company or its applicable subsidiary, and is in full force and effect, (ii) to the knowledge of the Company, no such Government Contract or Government Bid made by the Company or any of its Subsidiaries to any Governmental Authority or any prime contractor is currently the subject of bid or award protest proceedings, (iii) the Group Companies are in compliance with the terms and conditions of each such Government Contract or Government Bid, (iv) since January 1, 2015, neither the Governmental Authority nor any prime contractor or subcontractor has notified the Company or any of its Subsidiaries in writing that it has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or Government Bid, (v) since January 1, 2015, neither the Company nor any of its Subsidiaries has made any voluntary disclosure to any Governmental

Authority with respect to any alleged irregularity, misstatement, omission, fraud or price charging, or other violation of applicable Law, arising under or relating to a Government Contract and (vi) none of the Company, any of its Subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the knowledge of the Company, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Authority or doing business with any Governmental Authority.

Section 4.28 Spectrum License Matters.

(a) The Company or one of its Subsidiaries (i) is the authorized legal holder of the licenses, permits, authorizations and similar authorities granted by the FCC listed on Schedule 4.28(a) (the “FCC Authorizations”), (ii) has the rights and interests to the FCC Authorizations including the rights to use the radio frequencies set forth on the FCC Authorizations subject to the sharing requirements set forth under the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations, orders, decisions, and policies of the FCC, including the rules, regulations, orders, decisions and policies pertaining to eligibility to hold the FCC Authorizations (“FCC Law”), and (iii) holds such FCC Authorizations and rights and interests thereto free and clear of all Liens, outstanding rights of first refusal, options, or similar rights relating to the FCC Authorizations or to the use of the radio frequencies specified on the FCC Authorization, other than (x) as specified in the FCC Authorizations or under FCC Law or (y) where the failure to hold any such authorization has not and would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. All of the FCC Authorizations are valid and in full force and effect, have not been revoked, suspended, canceled, rescinded or terminated, and have not expired other than as indicated in Schedule 4.28(a). The Company has no reason to believe that any FCC Authorization will not be renewed in the ordinary course, except where the failure to hold any such authorization has not and would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Group Companies hold valid equipment authorizations from the FCC to the extent required for any equipment used in or necessary for the operation of the business of the Group Companies, except where the failure to hold any such authorization has not and would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Neither the Company nor its Subsidiaries has received any formal or informal written notice or communication indicating that the FCC is considering revoking, suspending, canceling, rescinding, terminating or otherwise impairing the FCC Authorizations or that any third party is seeking such action. The FCC Authorizations are not subject to any conditions other than those imposed by FCC Law and those appearing on the face of the FCC Authorizations themselves. As of the date of this Agreement, the FCC Authorizations constitute all of the FCC licenses, permits, authorizations and similar authority necessary for the conduct of the business of the Group Companies as presently conducted, except where the failure to hold any such licenses, authorizations and approvals has not and would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) The operations of the Group Companies are currently conducted in material compliance with FCC Law, including those relating to the provision of telecommunications, telecommunications services, enhanced services and information services with respect to the FCC Authorizations and the radio frequencies specified on such FCC Authorizations. To the knowledge of the Company, no material violation on the part of the Company or its Subsidiaries under any FCC Law has occurred. The Group Companies have filed or remitted all material notifications, reports, filings, fee payments, contributions or similar submissions required to be filed or remitted by the Group Companies to the FCC or any of its administrators. All such submissions are accurate and complete in all material respects.

(c) The Company or one of its Subsidiaries is the authorized legal holder of the licenses, permits, authorizations and similar authorities granted by foreign licensing Governmental Authorities that regulate communications by radio, television, wire, satellite or cable listed on Schedule 4.28(c) (the “International Communications Authorizations” and collectively with the FCC Authorizations, the “Communications Authorizations”).

Section 4.29 Registration Statement/Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied (or to be supplied) by the Company or its Subsidiaries, or by any other Person acting on behalf of the Company or its Subsidiaries, for inclusion in the Registration Statement/Proxy Statement will, as of the date the Registration Statement/Proxy Statement (or any amendment or supplement thereto) is first mailed to the Pre-Closing SPAC Holders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.30 Investigation; No Other Representations. The Company acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of SPAC and Merger Sub and has been afforded satisfactory access to the books and records, facilities and personnel of SPAC and Merger Sub for purposes of conducting such investigation. In entering into this Agreement and the Transaction Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the SPAC Representations and no other representations or warranties of SPAC, Merger Sub or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the SPAC Representations, neither SPAC nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.31 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to SPAC, Merger Sub or any of their respective Representatives of any documentation or other information (including financial projections or other supplemental data) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby and except for the Company Representations, the Company has not made any other express or implied representation or warranty with respect to the Company, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group Companies or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Company or its respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any of SPAC or Merger Sub, and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company (or its Subsidiaries), or the quality, quantity or condition of the Company’s, or its Subsidiaries’ assets) are specifically disclaimed by the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the Schedules to this Agreement or in the SEC Reports filed by SPAC prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature); provided, however, that nothing set forth in or disclosed in the SEC Reports filed by SPAC will qualify, or be deemed to qualify, the representations and warranties set forth in Section 5.02 (Due Authorization), Section 5.06 (Financial Ability; Trust Account), Section 5.07 (Brokers’ Fees), Section 5.09(c) (Business Activities) Section 5.12 (Capitalization) and Section 5.16 (Related Party Transactions), SPAC represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.01 Corporate Organization. Each of SPAC and Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware. Each of SPAC and Merger Sub has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except where such failure to have such corporate power and authority would not reasonably be expected to be material to SPAC or Merger Sub. The copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of SPAC and Merger Sub is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Organizational Documents and the Merger Sub Organizational Documents, respectively. Each of SPAC and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be material to SPAC or Merger Sub.

Section 5.02 Due Authorization.

(a) Each of SPAC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, with respect to SPAC, upon receipt of approval of the SPAC Stockholder Matters by the Pre-Closing SPAC Holders holding at least a majority of the outstanding SPAC Common Stock (the “SPAC Minimum Holders”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of SPAC and Merger Sub and, except with respect to SPAC for approval of the SPAC Stockholder Matters by the SPAC Minimum Holders, no other corporate proceeding on the part of SPAC or Merger Sub is necessary to authorize this Agreement or such Transaction Agreements or the performance hereunder or thereunder by SPAC or Merger Sub. This Agreement has been, and each Transaction Agreement to which SPAC or Merger Sub, as applicable, will be party will be, duly and validly executed and delivered by SPAC or Merger Sub, as applicable, and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which SPAC or Merger Sub, as applicable, will be party, will constitute a legal, valid and binding obligation of SPAC or Merger Sub, as applicable, enforceable against SPAC or Merger Sub, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

(b) The approval of the SPAC Minimum Holders of the SPAC Stockholder Matters are the only votes of any of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC, the consummation of the transactions contemplated hereby, including the Merger.

(c) The board of directors of SPAC, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that it is in the best interests of SPAC and the stockholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the transactions contemplated by this Agreement as a Business Combination (as defined in the Certificate of Incorporation), (iv) adopted a resolution recommending that the plan of merger set forth in this Agreement be adopted by the stockholders of SPAC, and (v) and adopted a resolution recommending each of the SPAC Stockholder Matters to the Pre-Closing SPAC Holders.

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which SPAC or Merger Sub is a party by SPAC or Merger Sub, respectively, and, upon receipt of the approval of the SPAC Stockholder Matters by the SPAC Minimum Holders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents or the Merger Sub Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to SPAC or Merger Sub, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or Merger Sub is a party or by which any of SPAC’s or Merger Sub’s assets or properties may be bound, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC or Merger Sub, except, in the case of clauses (b), (c) and (d) above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to materially interfere with, prevent or materially delay the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement and the Transaction Agreements.

Section 5.04 Litigation and Proceedings. Except as would not be reasonably expected to be material to SPAC or Merger Sub, there are no pending or, to the knowledge of SPAC, threatened in writing, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against SPAC or Merger Sub, including any condemnation or similar proceedings, which, if determined adversely, would reasonably be expected to materially interfere with, prevent or materially delay the ability of SPAC or Merger Sub to enter into and perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement and the Transaction Agreements. There is no unsatisfied judgment or any open injunction binding upon SPAC or Merger Sub, except as would not reasonably be expected to be material to SPAC or Merger Sub.

Section 5.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC or Merger Sub with respect to the execution or delivery of this Agreement or any Transaction Agreement to which SPAC or Merger Sub is a party or the consummation of the transactions contemplated hereby or thereby, except for (a) compliance with any applicable requirements of the HSR Act, (b) compliance with applicable requirements of the Communications Act and requirements of foreign Governmental Authorities related to the International Communications Authorizations, (c) those listed on Schedule 5.05, (d) applicable requirements of the Stock Exchange and Securities Laws, and (e) the filing of the Certificate of Merger.

Section 5.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $230,008,854.65 invested in a trust account (the “Trust Account”), maintained by the Exchange Agent, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of September 9, 2020, by and between SPAC and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Organizational Documents and SPAC’s final prospectus dated September 9, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since September 9, 2020, SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified in any respect and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by SPAC or, to the knowledge of SPAC, by the Trustee. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than Pre-Closing SPAC Holders who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Stockholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that the funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c) SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.07 Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates, including the Sponsors.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 9, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of SPAC’s operations and cash flows for the respective periods then ended. SPAC has no material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c) SPAC has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any Fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.09 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination (as defined in the Certificate of Incorporation). Except as set forth in the SPAC Organizational Documents or Merger Sub Organizational Documents, as applicable, there is no agreement, commitment or Governmental Order binding upon SPAC or Merger Sub, as applicable, or to which SPAC or Merger Sub, as applicable, is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or Merger Sub, as applicable, or any acquisition of property by SPAC or Merger Sub, as applicable, or the conduct of business by SPAC or Merger Sub, as applicable, as currently conducted or as contemplated to be conducted as of the Closing, other than such effects as would not reasonably be expected to be material to SPAC and Merger Sub.

(b) Except for this Agreement and the Transactions, neither SPAC nor Merger Sub (i) owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity or (ii) has any interests, rights, obligations or liabilities with respect to, and is not party to or bound by, nor are its assets or property subject to, directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (as defined in the Certificate of Incorporation).

(c) There is no liability, debt or obligation against SPAC or Merger Sub, except for liabilities, debts and obligations (i) reflected or reserved for on SPAC’s balance sheet contained in its Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2020 (the “SPAC Most Recent Balance Sheet”) or disclosed in the notes thereto (other than any such liabilities, debts and obligations not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and Merger Sub, taken as a whole), (ii) that have arisen since the date of the SPAC Most Recent Balance Sheet in the ordinary course of the operation of business of SPAC (other than any such liabilities, debts and obligations as are not and would not be, in the aggregate, material to SPAC and Merger Sub, taken as a whole), (iii) disclosed in the Schedule 5.09 or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 5.10 Employees. Other than any officers as described in the SEC Reports, SPAC and its Subsidiaries have never employed any employees or retained any contractors. SPAC and its Subsidiaries have never maintained, sponsored, contributed to or had any direct liability under, and do not currently maintain, sponsor, contribute to or have any direct liability under, any SPAC Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer, employee or individual consultant of SPAC or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits (whether payable pursuant to a SPAC Benefit Plan or otherwise). The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by SPAC, its Subsidiaries or any of their Affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 or 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC or any of its Subsidiaries is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person, including under Section 4999 or 409A of the Code.

Section 5.11 Tax Matters.

(a) All material Tax Returns required by Law to be filed by SPAC and Merger Sub have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by SPAC and Merger Sub have been paid, and since their respective dates of formation neither SPAC nor Merger Sub has incurred any material Tax liability outside the ordinary course of business.

(c) Each of SPAC and Merger Sub has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither SPAC nor Merger Sub has engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither SPAC nor Merger Sub has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of SPAC, no such claims have been threatened. No written claim has been made, and to the knowledge of SPAC, no oral claim has been made, since January 1, 2019, by any Governmental Authority in a jurisdiction where SPAC or Merger Sub, as applicable, does not file a Tax Return that SPAC or Merger Sub, as applicable, is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC or Merger Sub and no written request for any such waiver or extension is currently pending.

(e) Neither SPAC, Merger Sub nor any of their respective predecessors has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2019.

(f) Neither SPAC nor Merger Sub has been a party to any (i) “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law), (ii) “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6) (or any similar provision of state, local or foreign Law), (iii) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4) or any similar provision of state, local or foreign Law) to a “listed transaction” or “transaction of interest” or (iv) any other transaction that required or will require the filing of Internal Revenue Service Form 8886 (or any similar filing under state, local or foreign Law).

(g) Neither SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of SPAC or Merger Sub, other than Permitted Liens.

(i) Neither SPAC nor Merger Sub has material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j) Neither SPAC nor Merger Sub is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) Neither SPAC nor Merger Sub nor any of their Affiliates has any knowledge of any fact or circumstance that would prevent the Merger, or, if applicable, the Alternative Transaction Structure, from qualifying for the Intended Tax Treatment.

Section 5.12 Capitalization.

(a) As of the date hereof, the authorized capital stock of SPAC consists of (x) 110,000,000 shares of SPAC Common Stock (100,000,000 of which are classified as SPAC Class A Common Stock and 10,000,000 of which are classified as SPAC Class B Common Stock), of which 28,750,000 shares of SPAC Common Stock (consisting of 23,000,000 shares of SPAC Class A Common Stock and 5,750,000 shares of SPAC Class B Common Stock) are issued and outstanding, and (y) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which none are issued and outstanding. As of the date of this Agreement, 18,100,000 shares of SPAC Class A Common Stock are reserved for issuance under the SPAC Warrants. All of the issued and outstanding shares of SPAC Common Stock and the SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with the SPAC Organizational Documents and applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. As of the date hereof, SPAC has issued 18,100,000 SPAC Warrants that entitle the holder thereof to purchase SPAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Public Warrant Agreement or the Private Warrant Agreement, as applicable. All of the shares of SPAC Common Stock to be issued pursuant to the terms of this Agreement (x) will be duly authorized and validly issued and will be fully paid and nonassessable, (y) will be issued in compliance in all material respects with the SPAC Organizational Documents and applicable Law, and (z) will not be issued in material breach or violation of any preemptive rights or Contract.

(b) Except for this Agreement and the SPAC Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or other equity securities of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity securities in, or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SPAC Organizational Documents or pursuant this Agreement and the Transaction Agreements, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Pre-Closing SPAC Holders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity securities of SPAC. Except for Merger Sub, SPAC does not, directly or indirectly, own any capital stock or any other equity securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which any other Person is or may become obligated to issue or sell to SPAC, or give SPAC any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity securities, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity securities, of such Person.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Merger Sub Common Stock (i) are owned beneficially and of record by SPAC, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the Merger Sub Organizational Documents and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract. There are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Merger Sub Common Stock or other equity securities of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating SPAC to issue or sell any shares of capital stock of, other equity securities in, or debt securities of, Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub.

Section 5.13 Stock Market Listing. The issued and outstanding units of SPAC, each of which such units are comprised of one share of SPAC Common Stock and one-half of one Public Warrants, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “NSH.U”. The issued and outstanding shares of SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “NSH”. The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “NSH WS”. SPAC is in compliance with the rules of the Stock Exchange and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock or Public Warrants or terminate the listing of SPAC Common Stock or Public Warrants on the Stock Exchange. None of SPAC nor any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Common Stock or Public Warrants under the Exchange Act, except as contemplated by this Agreement. SPAC has not received any notice from the Stock Exchange or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Common Stock from the Stock Exchange or the SEC.

Section 5.14 Compliance with Laws.

(a) SPAC and Merger Sub are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws and Governmental Orders. Since January 1, 2019, neither SPAC or Merger Sub has received any written notice of any material violations of applicable Laws, Governmental Orders or material licenses, approvals, consents, registrations, franchises or permits held by SPAC or Merger Sub. SPAC and Merger Sub are each qualified to hold an interest in the Communications Authorizations under applicable Laws.

(b) Since January 1, 2019, neither SPAC nor Merger Sub, nor any of their respective directors, officers, employees, nor to the knowledge of SPAC, agents or other Persons acting on their behalf, have taken, directly or indirectly, any act in furtherance of an improper offer, payment, promise to pay, authorization, ratification, solicitation, or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause SPAC or Merger Sub to be in material violation of Anti-Corruption Laws. Since January 1, 2019, to the knowledge of SPAC, neither SPAC nor Merger Sub has been subjected to any investigation by a Governmental Authority for material violation of any applicable Anti-Corruption Laws. Since January 1, 2019, neither SPAC nor Merger Sub has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law.

Section 5.15 Contracts; No Defaults.

(a) Schedule 5.15(a) a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements) to which SPAC or Merger Sub is a party or by which any of their respective assets are bound as of the date hereof.

(b) Each Contract of a type required to be listed on Schedule 5.15(a) (each, an “SPAC Material Contract”), (i) is valid and binding on SPAC and, to SPAC’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against SPAC and, to SPAC’s knowledge, the counterparties thereto (subject to the Enforceability Exceptions), (ii) SPAC and, to SPAC’s knowledge, the counterparties thereto are not in material breach of, or default under, any SPAC Material Contract and (iii) to the knowledge of SPAC, no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any SPAC Material Contract by SPAC or the counterparties thereto. SPAC has made available to the Company true and complete copies of all SPAC Material Contracts in effect as of the date hereof (it being understood and agreed, for the avoidance of doubt, that each SPAC Material Contract set forth in any SPAC SEC reports that is publicly available as of the date hereof shall be deemed to have been made available to the Company pursuant to this sentence).

Section 5.16 Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, side letters, arrangements or understandings between SPAC or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of SPAC or Merger Sub (a “SPAC Affiliate Party”), on the other hand (other than those between SPAC and Merger Sub). No Affiliate, officer, director or senior management-level employee of SPAC or Merger Sub or, to the knowledge of SPAC, any immediate family member of any officer, director or senior management-level employee of SPAC or Merger Sub (a) owns any material interest in any material asset or property used by SPAC in the conduct of their business as currently conducted or (b) owes any material amount to, or is owed any material amount by, SPAC or Merger Sub (other than ordinary course accrued compensation, employee benefits, and expense reimbursements).

Section 5.17 Investment Company Act. Neither SPAC nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.18 SPAC Foreign Person Status. SPAC hereby represents that (a) it is not a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations thereof (the “DPA”) and (b) it will not permit any foreign person affiliated with SPAC, whether affiliated as a limited partner or otherwise, to obtain through SPAC any of the following with respect to the Company: (i) control (as defined in the DPA) of the Company, including the power to determine, direct or decide any important matters for the Company; (ii) access to any material nonpublic technical information (as defined in the DPA) in the possession of the Company (which shall not include financial information about the Company), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture Company products, including processes, techniques, or methods; (iii) membership or observer rights on the Company’s Board of Directors or the right to nominate an individual to a position on the Company’s Board of Directors; or (iv) any involvement (other than through voting of shares) in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

Section 5.19 PIPE Financing. SPAC has delivered to the Company a true, correct and complete copy of the fully executed Subscription Agreements as in effect as of the date hereof, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of no less than 10,000,000 shares of SPAC Class A Common Stock for $10.00 per share. Each of the Subscription Agreements is, as of the date hereof, in full force and effect (assuming, with respect to each PIPE Investor and the Company, that each such Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the Subscription Agreements has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to SPAC’s knowledge, no such amendment or modification is contemplated as of the date hereof. SPAC is not in material breach of any of the representations or warranties of SPAC, or terms or conditions set forth in any of the Subscription Agreements. SPAC (i) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the Subscription Agreements, (ii) has no knowledge of any fact, event or other occurrence that makes any of the representations or warranties of SPAC in any of the Subscription Agreements inaccurate in any material respect and (iii) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no PIPE Investor has notified SPAC in writing of its intention to terminate all or any portion of the PIPE Investment Amount or not to provide the financing contemplated thereunder. Other than as set forth in the PIPE Subscription Agreements delivered to the Company in connection with the execution of this Agreement, (i) there are no conditions precedent or contingencies to the obligations of the parties under the Subscription Agreements to make the full PIPE Investment Amount available to SPAC on the terms therein, and (ii) to the knowledge of SPAC, there are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) related to the Subscription Agreements or the PIPE Financing, other than those entered into with the placement agents of the PIPE Investment.

Section 5.20 Investigation; No Other Representations. Each of SPAC and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company (and its respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the Company (and its respective Subsidiaries) for purposes of conducting such investigation. In entering into this Agreement and the Transaction Documents to which it is or will be a party, SPAC and Merger Sub has relied solely on its own investigation and analysis and the Company Representations and no other representations or warranties of the Company or any other Person, either express or implied, and SPAC and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the Company Representations, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 5.21 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation or other information (including financial projections or other supplemental data) the SPAC Representations constitute the sole and exclusive representations and warranties of SPAC in connection with the transactions contemplated hereby and except for the SPAC Representations, none of SPAC or Merger Sub, has made, any other express or implied representation or warranty with respect to SPAC or Merger Sub, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC or Merger Sub or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Company or its respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of the Company, and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of SPAC or Merger Sub (or its Subsidiaries), or the quality, quantity or condition of SPAC’s or Merger Sub’s assets) are specifically disclaimed by SPAC and Merger Sub.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, set forth on Schedule 6.01 or consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to operate its business in the ordinary course of business; provided that during any period of full or partial suspension of operations related to COVID-19, the Group Companies may take such actions as are reasonably necessary (x) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries and/or (y) to respond to third-party supply or service disruptions caused by the COVID-19, including, but not limited to the COVID-19 Measures, and any such actions taken (or not taken) shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice (not taking into account recent past practice in light of COVID-19), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to resume conducting their respective businesses in the ordinary course of business consistent (not taking into account recent past practice in light of COVID-19) in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as contemplated by this Agreement, in connection with, or arising from, or pursuant the Permitted Debt Financing, including, for the avoidance of doubt, in connection with the termination of any outstanding debt facility in connection with any Permitted Debt Financing, (provided that such transaction is consummated on terms not materially more favorable to F.P. Credit Partners, L.P. or its Affiliates, as applicable, than those reflected in the most recent summary of terms provided by the Company to SPAC on or prior to the date of this Agreement), as set forth on Schedule 6.01, as consented to by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by Law, the Company shall not, and shall cause its Subsidiaries not to, during the Interim Period:

(a) amend its organizational documents (other than any amendments effected solely to change the name of the Company);

(b) make, declare, set aside, establish a record date for, or pay, any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of, or place any Lien (other than a Permitted Lien) on, any of its equity securities other than the issuance of shares of Company Common Stock upon the exercise of any Company Options, Company Warrants, Company Notes or conversion of Company Preferred Stock or (ii) issue or grant any options, warrants or other rights to purchase or obtain any of its equity securities;

(d) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens), or otherwise dispose of, any material assets, rights or properties of the Group Companies, taken as a whole, other than (i) sales or licenses of goods, technology, Intellectual Property, data, or services to customers or other third-party partners, resellers, collaborators, or, (ii) the sale or other disposition of assets, technology, or equipment deemed by the Company to be obsolete or no longer material to the business of the Group Companies, in each such case, (1) in the ordinary course of business or (2) pursuant to the Company’s reasonable business judgement;

(e) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries other than with respect to the cancellation or repayment of any Indebtedness under any Company Notes or (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company or its Subsidiaries in an amount greater than $250,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(f) directly or indirectly acquire, by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the equity securities in, or by any other manner, any line of business or any Person or division thereof, other than in the ordinary course of business;

(g) make any loans or advance any money or other property to any Person, except for (A) advances to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $25,000 individually or $250,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business and (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(h) redeem, purchase, or otherwise acquire, any of its equity securities or any securities or obligations convertible into or exchangeable for any of its equity securities;

(i) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its equity securities;

(j) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(k) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(l) make or change any material income Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(m) incur any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than a Company Subsidiary) for Indebtedness (other than Indebtedness under existing credit or lending facilities or Company Notes in existence on the date hereof), in each case, in excess of $2,000,000;

(n) enter into any new line of business;

(o) voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Group Companies and their assets and properties; or

(p) enter into any Contract or commitment to do any action prohibited under this Section 6.01.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause it Subsidiaries to, afford to SPAC, Merger Sub and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Group Companies and so long as reasonably feasible or permissible under applicable Law, to the properties, books, Contracts, records and appropriate officers and employees of the Group Companies, in each case, as SPAC, Merger Sub and their respective Representatives may reasonably request, solely for purposes of consummating the Transactions; provided, however, that SPAC and Merger Sub shall not be permitted to perform any environmental sampling, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 No Claim Against the Trust Account. The Company acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination (as defined in the Certificate of Incorporation), are not consummated by September 14, 2022 or such later date as approved by Pre-Closing SPAC Holders to complete a Business Combination, SPAC will be obligated to return to its Pre-Closing SPAC Holders the amounts being held in the Trust Account. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates and Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company, its Affiliates nor any of its Representatives does now or shall at any time prior to the Effective Time have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company, its Affiliates or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Affiliates and Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Affiliates or Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub or any other Person for legal relief against monies or other assets of SPAC or Merger Sub held outside of the Trust Account (including any monies that are released from the Trust Account) or for specific performance or other equitable relief in connection with the Transactions.

Section 6.04 D&O Indemnification and Insurance.

(a) From and after the Effective Time, SPAC and the Surviving Company each agrees that it shall indemnify and hold harmless each present and former director, manager and officer of SPAC and the Company and each of their respective Subsidiaries against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent that SPAC, the Company or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective organizational documents in effect on the date of this Agreement to indemnify such Persons (including advancing expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, to the extent permitted under applicable Law, the Surviving Company shall and shall cause its Subsidiaries to (i) maintain for a period of not less than six years after the Effective Time provisions in its and its Subsidiaries’ organizational documents concerning the indemnification and exculpation (including provisions relating to expense reimbursement) of directors, managers and officers that are no less favorable to such Persons than the provisions of the organizational documents of SPAC and the Company and each of their respective Subsidiaries as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as otherwise required by Law.

(b) For a period of six years from the Closing, SPAC shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by SPAC’s or the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies, as the case may be, on market standard terms for U.S. publicly listed companies; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance of SPAC and the Company and its Subsidiaries, as the case may be, by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.04 shall be continued in respect of such claim until the final disposition thereof.

Section 6.05 Financial Information. As soon as reasonably practicable after the date hereof, the Company shall use commercially reasonable efforts to deliver to SPAC (i) the audited consolidated balance sheets of the Group Companies for each of the years ended December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows of the Group Companies for the years-then ended (the “Audited Financial Statements”) and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that are required to be included in the Registration Statement/Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year) that is required to be included in the Registration Statement/Proxy Statement will (a) fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations and comprehensive loss, shareholders’ equity (deficit) and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of footnotes), (b) be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (c) in the case of any audited financial statements, be audited in accordance with the standards of the PCAOB and contain a report of the Company’s auditor and (d) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

Section 6.06 No SPAC Securities Transactions. During the Interim Period, except as otherwise contemplated by this Agreement, the Company shall not, and shall cause its Subsidiaries not to, engage in any transactions involving the securities of SPAC without the prior consent of SPAC.

Section 6.07 Company Notes; Company Warrants. During the Interim Period, the Company shall use commercially reasonable efforts to (i) comply with all notice and other provisions of the Company Notes and Company Warrants applicable to the Transactions, (ii) take such actions as are necessary or advisable, including obtaining any elections, consents, and waivers from the Noteholders, in order to cause the Company Notes to be either repaid and discharged or converted into shares of Company Capital Stock prior to the Closing, and (iii) take such actions as are necessary or advisable, including obtaining any elections, consents, and waivers from the Warrantholders, in order to cause the Company Warrants to be cancelled, extinguished and exercised for shares of Company Capital Stock prior to the Closing, or assumed by SPAC upon the Closing.

Section 6.08 Additional Signatories. During the Interim Period, the Company shall use commercially reasonable efforts to obtain an executed Investor Rights Agreement from any holder of Company Capital Stock who has been designated by the Parties to execute the Investor Rights Agreement but has not done so prior to the time of the execution and delivery of this Agreement.

ARTICLE VII

COVENANTS OF SPAC

Section 7.01 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.01, as contemplated by this Agreement and the Transaction Agreements, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), neither SPAC nor Merger Sub shall:

(i) change, modify or amend the Trust Agreement, the SPAC Organizational Documents, or the Merger Sub Organizational Documents;

(ii) create or form any Subsidiary;

(iii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, SPAC or Merger Sub; or (C) other than in connection with the SPAC Stockholder Redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC or Merger Sub;

(iv) make, change or revoke any material income Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(v) enter into, renew or amend in any material respect, any transaction or Contract with any SPAC Affiliate Party (including (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor or SPAC Affiliate Party and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any material liability;

(vii) adopt or amend any SPAC Benefit Plan, or enter into any employment contract or collective bargaining agreement or hire any person as an employee of SPAC or Merger Sub;

(viii) directly or indirectly acquire, by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the equity securities in, or by any other manner, any line of business or any Person or division thereof;

(ix) make any loans or advance any money or other property to any Person except for advances to officers of SPAC or Merger Sub for expenses not to exceed $10,000 individually or $100,000 in the aggregate;

(x) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of SPAC or Merger Sub, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(xi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness of guarantee any liability of any Person;

(xiii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, SPAC or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than issuance of SPAC Common Stock in connection with the PIPE Investment and/or the exercise of any SPAC Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant, the Public Warrant Agreement, or the Private Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(xiv) enter into any Contract or commitment to do any action prohibited under this Section 7.01(a).

(b) During the Interim Period, SPAC and Merger Sub shall comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Merger Sub Organizational Documents, the Trust Agreement, and all other agreements or Contracts to which SPAC is a party.

Section 7.02 Certain Transaction Agreements. Unless otherwise approved in writing by the Company, SPAC shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacement of, any Voting and Non-Redemption Agreement, the Investor Rights Agreement, or the Waiver Agreement. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in each Voting and Non-Redemption Agreement, the Investor Rights Agreement, and the Waiver Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt (and, in any event, within one Business Day) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Voting and Non-Redemption Agreement, the Investor Rights Agreement, or the Waiver Agreement known to SPAC; or (ii) of the receipt of any written notice or other written communication from any other party to any Voting and Non-Redemption Agreement, the Investor Rights Agreement, or the Waiver Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or Merger Sub by third parties that may be in SPAC’s or Merger Sub’s possession from time to time, and except for any information which is prohibited from being disclosed by applicable Law or in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, SPAC and Merger Sub shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to the properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC and Merger Sub as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 7.04 SPAC Stock Exchange Listing. From the date hereof through the Closing, SPAC shall use commercially reasonable efforts to cause (a) SPAC’s initial listing application with the Stock Exchange in connection with the Transactions to be approved, (b) the shares of SPAC Class A Common Stock issuable in accordance with this Agreement, to be approved for listing on the Stock Exchange, subject to official notice of issuance thereof, and (c) to satisfy any of SPAC’s applicable initial and continuing listing requirements of the Stock Exchange, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 7.05 SPAC Public Filings. From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.06 Section 16 Matters. Prior to the Closing, the board of directors of SPAC, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of SPAC Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of SPAC following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 7.07 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Trustee (which notice SPAC shall provide to Trustee in accordance with the terms of the Trust Agreement)), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to Trustee pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any shares of SPAC Common Stock in connection with the SPAC Stockholder Redemption; (b) the payment of the Target Transaction Expenses, Repaid Indebtedness, and SPAC Transaction Expenses, and the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC.

Section 7.08 Post-Closing Board of Directors. SPAC shall use reasonable best efforts to ensure that, immediately following the Effective Time:

(a) the board of directors of SPAC shall consist of the individuals set forth in Section 6 of the Investor Rights Agreement (including the designation of each such individual as a Class I, Class II, or Class III director as set forth therein);

(b) the compensation committee, the audit committee and the nominating committee of the SPAC Board immediately after the Effective Time, subject to applicable listing rules of the Stock Exchange and applicable Laws shall be comprised of the designees set forth in the Investor Rights Agreement; and

(c) the initial officers of SPAC shall be as set forth on Section 7.08(c) of the Schedules, who shall serve in such capacity in accordance with the terms of SPAC’s Organizational Documents following the Effective Time.

ARTICLE VIII

JOINT COVENANTS

Section 8.01 [Reserved].

Section 8.02 Incentive Equity Plan and Employee Stock Purchase Plan. Prior to the Special Meeting, the board of directors of SPAC shall approve and adopt (a) the equity incentive plan, in substantially the form attached as Exhibit F and with any changes or modifications thereto as the Company and SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) (the “Incentive Plan”), in the manner prescribed under applicable Laws, effective as of immediately prior to the Closing, reserving initially a number of shares of SPAC Class A Common Stock for grant thereunder equal to (x) 19,161,000 shares minus (y) the number of shares issuable upon exercise of Company Options, other than Vested Company Options, as of immediately prior to the Effective Time, as mutually agreed between the Company and SPAC, in good faith, plus such additional shares of SPAC Common Stock as may become available for issuance in accordance with the terms set forth in the Incentive Plan, and (b) an employee stock purchase plan, in substantially the form attached as Exhibit G and with any changes or modifications thereto as the Company and SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) (the “Employee Stock Purchase Plan”), in the manner prescribed under applicable Laws, effective as of immediately prior to the Closing reserving initially 3,194,000 shares of SPAC Class A Common Stock for grant thereunder plus such additional shares of SPAC Class A Common Stock as may become available for issuance in accordance with the terms set forth in the Employee Stock Purchase Plan.

Section 8.03 Support of Transaction.(a) Without limiting any covenant contained in Article VI or Article VII, except as otherwise set forth in Section 8.09 and Section 8.10, each of SPAC, Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using commercially reasonable efforts to obtain all material consents and approvals of third parties and Governmental Authorities that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall SPAC, Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such consents or approvals of third parties (other than any Governmental Authority), and none of SPAC, Merger Sub, the Company or its Subsidiaries shall agree to bear any such material expense or pay any such material fee without obtaining the prior written consent of the other Parties, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article IX or otherwise to comply with this Agreement. All fees, costs and expenses incurred by a Party in connection with obtaining the governmental and regulatory consents required to be obtained in connection with the Transactions shall be borne fifty percent (50%) by SPAC and fifty percent (50%) by the Company. The Company shall use commercially reasonable efforts to enter into an employment agreement with Peter Platzer, in reasonable consultation with SPAC, to become effective as of the Closing,

(b) Without limiting the foregoing, SPAC shall take, or cause to be taken, and the Company shall reasonably cooperate at the request of SPAC in taking or causing to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at the time contemplated hereby; (iv) confer with the Company regarding timing of the Scheduled Closing Date (as defined in the Subscription Agreements); (v) deliver notices to counterparties to the Subscription Agreements at least five (5) Business Days prior to the Closing to cause them to fund their obligations at least three (3) Business Days prior to the date that the Closing is scheduled to occur hereunder; and (vi) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. If reasonably requested by the Company, SPAC shall, to the extent it has such rights under the Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of the Subscription Agreement by any PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Investment set forth in the Subscription Agreements and solely for the purpose of consummating the Closing. Without limiting the generality of the foregoing, each of SPAC shall give the Company prompt (and, in any event, within one (1) Business Day) written notice: (A) of any request from a PIPE Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any PIPE Investor under its Subscription Agreement, to the extent known by such Party; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any PIPE Investor under its Subscription Agreement or any related agreement. The Parties shall deliver all notices they are required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment immediately prior to the Effective Time.

(c) SPAC shall not amend, modify or waive any provisions of any Subscription Agreement without the prior written consent of the Company; provided, that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent, so long as SPAC has provided to the Company no less than two (2) Business Days written notice of such amendment, modification or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces the PIPE Investment Amount or (ii) imposes new or additional conditions or otherwise expands, or adversely amends or modifies any of the conditions to the receipt of the PIPE Investment.

Section 8.04 Registration Statement/Proxy Statement; SPAC Special Meeting; Requisite Company Approval.

(a) Registration Statement/Proxy Statement.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement and receipt of the Audited Financial Statements, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and SPAC shall file with the SEC, the Registration Statement/Proxy Statement in connection with the registration under the Securities Act of shares of SPAC Class A Common Stock to be issued in the Merger. Each of SPAC and the Company shall use commercially reasonable efforts to (w) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (x) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to, and respond promptly to, any comments of the SEC or its staff; (y) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (z) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Without limiting the generality of the foregoing, the Company and SPAC shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement. The Company shall cause the officers and employees of the Group Companies to be reasonably available to SPAC and its counsel in connection with the drafting of the Registration Statement/Proxy Statement and responding in a timely manner to comments on the Registration Statement/Proxy Statement from the SEC. SPAC will cause the Registration Statement/Proxy Statement to be disseminated to the Pre-Closing SPAC Holders in each case promptly after the Registration Statement/Proxy Statement is declared effective under the Securities Act.

(ii) SPAC and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly furnish to the other Parties all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 8.04(a) or for including in any other statement, filing, notice or application made by or on behalf of SPAC to the SEC or the Stock Exchange in connection with the Transactions and the transactions contemplated by the Transaction Agreements. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (w) such Party shall promptly inform, in the case of SPAC or Merger Sub, the Company, or, in the case of the Company, SPAC thereof; (x) such Party shall reasonably cooperate in the preparation of, and mutually agree upon with, in the case of SPAC or Merger Sub, the Company, or, in the case of the Company, SPAC (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement/Proxy Statement; (y) SPAC shall file such mutually agreed upon amendment or supplement with the SEC; and (z) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SPAC Holders. SPAC shall promptly advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of SPAC Common Stock for offering or sale in any jurisdiction, and each of SPAC and the Company shall use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(iii) Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to such Party or any of such Party’s Representatives, supplied by or on such Party’s behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) SPAC Special Meeting. SPAC shall, prior to or as promptly as practicable following the date on which the Registration Statement/Proxy Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company) for, duly call, and give notice of, a meeting of SPAC’s stockholders for the purpose of obtaining the approval of the SPAC Stockholder Matters (the “Special Meeting”). The Special Meeting shall be held not more than thirty (30) days after the date on which SPAC commences the mailing of the Registration Statement/Proxy Statement to its Pre-Closing SPAC Holders. SPAC shall use commercially reasonable efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SPAC Stockholder Matters. SPAC shall, through unanimous approval of the SPAC Board, recommend to its Pre-Closing SPAC Holders each of the SPAC Stockholder Matters (the “SPAC Board Recommendation”). Except as would reasonably be expected to be a breach of the SPAC Board’s fiduciary duties under applicable Law (i) the SPAC Board Recommendation shall be included in the Registration Statement/Proxy Statement, and (ii) the SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason (a “SPAC Change in Recommendation”); provided that prior to making a SPAC Change in Recommendation, the SPAC Board will comply with the provisions of Section 8.05, as if such provisions applied to the SPAC, mutatis mutandis. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its Pre-Closing SPAC Holders of the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (B) and (C), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than fifteen (15) days: (A) to ensure that any supplement or amendment to the Registration Statement/Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to Pre-Closing SPAC Holders and for such supplement or amendment to be promptly disseminated (within the applicable periods required under applicable Law) to Pre-Closing SPAC

Holders prior to the Special Meeting; (B) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Registration Statement/Proxy Statement), there are insufficient shares of SPAC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (C) in order to solicit additional proxies from Pre-Closing SPAC Holders for purposes of obtaining approval of the SPAC Stockholder Matters; or (D) only with the prior written consent of the Company; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Requisite Company Approval. The Company shall solicit the Requisite Company Approval via the Company Stockholder Written Consent as promptly as reasonably practicable after the Registration Statement/Proxy Statement is declared effective under the Securities Act. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable (A) establish the record date for determining the Company Stockholders entitled to provide such Company Stockholder Written Consent, (B) cause the Company Stockholder Written Consent to be disseminated to the Company Stockholders in compliance with applicable Law, including the DGCL, and (C) solicit execution of the Company Stockholder Written Consent from the Company Stockholders. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall, subject to Section 8.03, include the Company Board Recommendation in its distribution to the Company Stockholders of the Company Stockholder Written Consent. The Company shall provide SPAC with all executed copies of the Company Stockholder Written Consent it receives reasonably promptly following receipt thereof. If the Company Stockholder Written Consent is executed by the Company Minimum Holders, then promptly following the receipt of such executed Company Stockholder Written Consent, the Company shall prepare and deliver to the Company Stockholders who have not executed the Company Stockholder Written Consent the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit the Requisite Company Approval in accordance with this Section 8.04(c) shall not be limited or otherwise affected by any development, including the making, commencement, disclosure, announcement or submission of any Company Acquisition Proposal or by any Company Change in Recommendation.

Section 8.05 No Solicitation by the Company; Change in Recommendation.

(a) During the Interim Period, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its other Affiliates and the respective Representatives of the Company and its Affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Company Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its other Affiliates and the respective Representatives of the Company and its Affiliates to, cease any solicitations, discussions or negotiations with any Person (other than SPAC, Merger Sub and their respective Representatives) conducted heretofore in connection with a Company Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Company Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than SPAC, Merger Sub and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. The Company shall promptly (and in any event within two (2) Business Days) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Company Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 8.05(a) by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 8.05(a) by the Company.

(b) Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Approval, the Group Companies may, either directly or through their Representatives, participate in negotiations and discussions with, and furnish non-public information regarding the Group Companies to, any Person and its Representatives, in response to a bona fide written Company Acquisition Proposal made after the date hereof by such Person, if (A) such Company Acquisition Proposal was not the result of the Company’s material breach of Section 8.05(a), (B) the Company Board concludes in good faith, after consultation with its outside financial advisor and legal counsel, that such Company Acquisition Proposal could reasonably be expected to constitute a Superior Proposal; and (C) the Company enters into an Acceptable Confidentiality Agreement with the Person proposing such Company Acquisition Proposal, (D) prior to engaging in such negotiations and discussions or furnishing such information, the Company provides SPAC a written notice of its intention to engage in such discussions or negotiations or furnish such information and (E) substantially contemporaneously with furnishing any non-public information regarding the Group Companies to such Person, the Company furnishes such non-public information to SPAC or its Representatives (to the extent such information has not been previously furnished to SPAC or its Representatives).

(c) Except as provided in this Section 8.05, the Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to SPAC, the Company Board Recommendation, or (ii) adopt, approve, recommend or declare advisable to the Company’s stockholders, or publicly propose to adopt, approve, recommend or declare advisable, any Company Acquisition Proposal (any action described in clause (i) or (ii) a “Company Change in Recommendation”).

(d) Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Approval, the Company Board may make a Company Change in Recommendation with respect to a bona fide written Company Acquisition Proposal if (A) such Company Acquisition Proposal was not the result of the Company’s material breach of Section 8.05(a), (B) the Company Board concludes in good faith, after consultation with its outside financial advisor and legal counsel, that (i) such Company Acquisition

Proposal constitutes a Superior Proposal and (ii) the failure to make the Company Change in Recommendation would reasonably be expected to be a breach of the Company Board’s fiduciary duties under applicable Law; provided, however, that prior to making the Company Change in Recommendation, (A) the Company shall have delivered a notice to SPAC at least five (5) Business Days prior to making the Company Change in Recommendation (the “Company Notice Period”) of the Company Board’s intention to take such action, which notice shall include a copy of the most current version of the proposed acquisition agreement relating to such Company Acquisition Proposal (it being agreed that such notice shall not constitute a Company Change in Recommendation); (B) during the Company Notice Period, the Company shall have given SPAC the opportunity, if requested by SPAC, to propose revisions to the terms of this Agreement and the Company shall have made its Representatives reasonably available to negotiate in good faith any such proposal made by SPAC (it being agreed that if prior to the end of the Company Notice Period there is any material revision to the terms of such Superior Proposal, including, any revision in price, then the Company will provide a new notice to SPAC containing the information described in clause (A) of this proviso except that the “Company Notice Period” in respect of such new notice will be three (3) Business Days); and (C) after considering the results of any revisions to this Agreement proposed by SPAC during the Company Notice Period, the Company Board shall have concluded in good faith, after consultation with its outside financial advisor and legal counsel, that such Company Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make the Company Change in Recommendation would reasonably be expected to be a breach of the Company Board’s fiduciary duties under applicable Law.

Section 8.06 No Solicitation by SPAC. During the Interim Period, SPAC and Merger Sub shall not, and shall use their reasonable best efforts to cause their Affiliates and the respective Representatives of SPAC and its Affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any SPAC Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any SPAC Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any SPAC Acquisition Proposal or (v) resolve or agree to do any of the foregoing. SPAC agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Affiliates and the respective Representatives of SPAC and its Affiliates to, cease any solicitations, discussions or negotiations with any Person (other than the Group Companies and their respective Representatives) conducted heretofore in connection with a SPAC Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a SPAC Acquisition Proposal. SPAC shall promptly (and in any event within two (2) Business Days) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any SPAC Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any SPAC Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 8.06 by any of SPAC’s Representatives acting on SPAC’s behalf, shall be deemed to be a breach of this Section 8.06 by SPAC.

Section 8.07 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, each Party shall pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Party required by applicable Law shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, or the other Parties will join in the execution of any such Tax Returns.

(b) The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary herein, if, after the date hereof the Company, in its sole discretion, determines that the Merger is not reasonably expected to qualify for the Intended Tax Treatment, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of SPAC (“Newco”), with Newco being the surviving company in such merger.

(c) No Party shall (and no Party shall permit or cause its respective Affiliates to) take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Merger, or, if applicable, the Alternative Transaction Structure, taken together with the PIPE Investment, from so qualifying for the Intended Tax Treatment.

(d) Each Party shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by another Party (and at such Party’s expense), in connection with the filing of relevant Tax Returns and any audit or Tax proceeding.

Section 8.08 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the Closing in accordance with its terms.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from the other Party prior to announcement or issuance; provided, however, that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees or in the case of the Company, its securityholders, or in connection with soliciting the notices, approvals, waivers or consents of securityholders contemplated by this Agreement (including the Company Stockholder Written Consent) or otherwise in the ordinary course of their respective businesses, in each case, without the consent of any other Party; provided, further, that, nothing in this Section 8.08(b) shall modify or affect SPAC’s obligations pursuant to Section 8.04.

Section 8.09 Antitrust Matters.

(a) Each Party agrees to (i) within five (5) Business Days of the date hereof make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the United States Federal Trade Commission or the United States Department of Justice, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 8.09 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. In reasonable consultation with the Company, SPAC will be entitled to direct the antitrust defense of the Transactions and any related negotiations with any Governmental Authority or other third party relating to the Transactions or regulatory filings under applicable competition Law, subject to the provisions of this Section 8.09. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide full and effective support of SPAC in all material respects in all such negotiations and other discussions or actions to the extent requested. No Party will make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically agreed between SPAC and the Company. SPAC and the Company will each be responsible for one-half of all filing fees in connection with any filings made under the HSR Act pursuant to this Section 8.09. No Party will commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable competition Law, without the prior written consent of the other Parties. If any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority then the Parties shall use commercially reasonable efforts to substantially comply with any such request at the earliest practicable date.

(b) Without limiting the generality of the Parties’ undertakings pursuant to Section 8.09(a), but subject to Section 8.09(d), each of the Parties will use reasonable best efforts to (i) promptly respond to any inquiries by any Governmental Authority regarding antitrust or other competition matters with respect to the transactions contemplated by this Agreement and the Transaction Agreements and (ii) avoid the imposition of any Governmental Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement and the Transaction Agreements.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between a Party and any Governmental Authority in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential or privileged information) will be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party will give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the Transaction, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact (to the extent such attendance or participation is permitted by the Governmental Authority).

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement shall require or obligate either SPAC, the Company or any of their respective Affiliates to, and neither the Company nor any of its Subsidiaries or Affiliates shall, without the prior written consent of SPAC: (i) in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement and the Transaction Agreements, agree to defend any such action or actions; (ii) commence any Action with any Governmental Authority or third party; (iii) agree or otherwise become subject to any restrictions, conditions, limitations or other understanding on or with respect to the operation of the business of SPAC, any of its Affiliates, or the Company or any of its Subsidiaries; (iv) agree or otherwise be required to, either before or after the Closing, sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), discontinue, or divest itself of any business, assets, interests, or operations of SPAC, any of its Affiliates, or the Company or any of its Subsidiaries; (v) agree to any material modification or waiver of the terms and conditions of this Agreement; or (vi) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining any authorization, consent, Governmental Order, registration or approval.

Section 8.10 Other Regulatory Approvals. The Parties shall exercise their respective reasonable best efforts to obtain any necessary consents, authorizations or approvals under the Communications Act and other applicable Laws related to the Communications Authorizations (collectively, “Regulatory Authorizations”). The Parties shall as promptly as practicable make, and cause their respective Affiliates to make, any filing or notice required to be made under the Communications Act and other applicable Laws related to the Communications Authorizations. The Parties shall use reasonable best efforts to furnish as promptly as reasonably practicable all information required for any application or other filing to be made pursuant to the Communications Act and other applicable Laws related to the Communications Authorizations. Each Party shall promptly notify the other of any substantive communication with, and furnish to the other Party, copies of any notices or written communications received from any third party or any Governmental Authority with respect to the Transactions, and shall permit each other an opportunity to review in advance, and shall consider in good faith the other Party’s views in connection with, any proposed substantive written communications by either Party to any Governmental Authority concerning the Transactions. Each Party agrees to provide to the other and its respective counsel, to the extent permitted by the applicable Governmental Authority, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between a Party and/or any of their Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 8.10 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Parties; provided, however, that a Party may, as it deems advisable and necessary, designate any materials provided to the other Party under this Section 8.10 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.10 or any other provision of this Agreement shall require or obligate SPAC, the Company or any of its Subsidiaries, or any of their respective Affiliates to agree or otherwise be required to, take any action or accept any condition or restriction in order to obtain any Regulatory Authorization.

Section 8.11 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Transaction Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any of SPAC or any of its respective Representatives (in their capacity as a Representative of SPAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company). SPAC and the

Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) SPAC or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).

Section 8.12 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(b) Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

(c) SPAC Stockholder Approval. Approval of the Required SPAC Stockholder Matters shall have been duly obtained in accordance with the DGCL, the SPAC Organizational Documents and the rules and regulations of the Stock Exchange (the “SPAC Stockholder Approval”).

(d) Requisite Company Approval. The Requisite Company Approval shall have been obtained.

(e) Registration Statement/Proxy Statement Effective. The Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no Action seeking such a stop order shall have been threatened or initiated by the SEC and shall remain pending.

(f) Antitrust Approval. All required filings under the HSR Act shall have been completed, any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(g) Listing of SPAC Shares. The shares of SPAC Class A Common Stock to be issued in connection with the Merger shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, and, immediately following the Effective Time, SPAC shall, after giving effect to the SPAC Stockholder Redemption, satisfy any applicable initial and continuing listing requirements of the Stock Exchange, and SPAC shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time.

(h) Regulatory Authorizations. All necessary consents, authorizations or approvals related to the Communications Authorizations, under the Communications Act, and other applicable Laws related to the Communications Authorizations, that are required under such applicable Laws to be obtained prior to the Closing shall have been obtained or deemed by the Parties to have been obtained.

(i) Conversion of Company Notes. The Company shall have received the written consent of at least a majority of the outstanding principal amount of the 2019 Notes (including the holder of Company Notes set forth on Schedule 9.01(i)) to convert the 2019 Notes into shares of Company Capital Stock as of immediately prior to the Effective Time.

Section 9.02 Additional Conditions to Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06(a) (Current Capitalization), Section 4.07 (Capitalization of Subsidiaries) and Section 4.22 (Brokers’ Fees) (collectively, the “Company Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation) in all material respects as of the Closing Date as though then made (except to the extent any such Company Specified Representation expressly relates to an earlier date, and in such case, such Company Specified Representation shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation) in all material respects as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations) shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation) in all respects as of the Closing Date as though then made; provided that any such representations and warranties that expressly relate to an earlier date shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation) in all respects as of such earlier date, in each case, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company contained in this Agreement to be performed at or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.02(a), Section 9.02(b), and Section 9.02(c) have been satisfied as of the Closing Date.

(e) Investor Rights Agreement. (i) The Investor Rights Agreement shall be in full force and effect and (ii) no party thereto (other than SPAC, Sponsor, or their Affiliates) shall be in breach thereof or shall have failed to perform thereunder, in each such case which failure to be in full force or effect or breach thereof materiality and adversely effects the rights of SPAC, Sponsor, and their Affiliates contained therein.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of SPAC contained in this Agreement (other than the representations and warranties of SPAC contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.07 (Brokers’ Fees), Section 5.12 (Capitalization) (collectively, the “SPAC Specified Representations”)), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation) in all respects as of the Closing Date as though then made (except to the extent any such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation) in all respects as of such earlier date), in each case, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the transactions contemplated by this Agreement.

(ii) The SPAC Specified Representations shall be true and correct in all material respects as of the Closing Date as though then made (except to the extent any such SPAC Specified Representation expressly relates to an earlier date, and in such case, such SPAC Specified Representation shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “material adverse effect” or any similar limitation) in all material respects as of such earlier date).

(b) Agreements and Covenants. The covenants and agreements of SPAC and Merger Sub contained in this Agreement to be performed at or prior to the Closing shall have been performed in all material respects.

(c) Available Closing SPAC Cash. The Available Closing SPAC Cash shall not be less than $225,000,000.

(d) Officer’s Certificate. SPAC shall have delivered to the Company a certificate, signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.01(b), Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been fulfilled.

(e) Waiver Agreement. The Waiver Agreement shall be in full force and effect and no Sponsor shall be in breach thereof or shall have failed to perform thereunder.

(f) Resignations. All of the members of the board of directors of SPAC (other than Jack Pearlstein) shall have executed and delivered to the Company written resignations effective as of the Effective Time and as of immediately following the Effective Time, the SPAC Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 7.08.

(g) Investor Rights Agreement. The Investor Rights Agreement shall be in full force and effect and neither SPAC nor any Sponsor shall be in breach thereof or shall have failed to perform thereunder.

Section 9.04 Frustration of Conditions. Neither SPAC nor Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was proximately caused by SPAC’s or Merger Sub’s breach of its obligations under this Agreement, including a breach of Section 8.03. The Company may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was proximately caused by the Company’s breach of its obligations under this Agreement, including a breach of Section 8.03.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company and SPAC;

(b) by written notice to the Company from SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(c) by written notice to SPAC from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC or Merger Sub, as applicable, through the exercise of commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC or Merger Sub, as applicable, continues to exercise such commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period;

(d) by written notice from either the Company or SPAC to the other if the Closing has not occurred on or before October 25, 2021 (the “Termination Date”); provided, that if all other conditions to Closing set forth in Article IX, other than the conditions to Closing set forth in Section 9.01(c) and/or Section 9.01(h) are satisfied (other than those conditions which, by their terms, are incapable of being satisfied before the Closing), then the Termination Date will be extended without any further action by any Party until March 1, 2022 (the “Extended Termination Date”); provided further, that if prior to the Termination Date or Extended Termination Date, as applicable, the Special Meeting is adjourned or postponed and all conditions to Closing set forth in Article IX, other than the conditions to Closing set forth in Section 9.01(c) are satisfied (other than those conditions which, by their terms, are incapable of being satisfied before the Closing), the Termination Date or Extended Termination Date, as applicable, shall be the earlier of (i) the date that is thirty (30) days following the date on which the Special Meeting has been held (including any adjournment or postponement thereof) and has concluded, and (ii) March 1, 2022; provided further that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to a Party if such Party’s (or, with respect to SPAC, Merger Sub’s) material breach of this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;

(e) by written notice from either the Company or SPAC to the other if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order;

(f) by written notice from either the Company or SPAC to the other if the approval of SPAC Stockholder Matters by the Pre-Closing SPAC Holders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 10.01(f) shall not be available to SPAC if, at the time of such termination, SPAC is in breach of Section 8.04; or

(g) by written notice from SPAC if the Requisite Company Approval shall not have been obtained and delivered to SPAC on or prior to the thirtieth (30th) calendar day following the date that the Registration Statement/Proxy Statement becomes effective; provided, however, that the termination rights under this Section 10.01(g) shall expire and SPAC shall not be entitled to terminate this Agreement pursuant to this Section 10.01(g) if the Requisite Company Approval has been obtained and delivered to SPAC prior to the time that this Agreement is terminated pursuant to this Section 10.01(g).

(h) by written notice from the Company to SPAC if, at any time prior to obtaining the Requisite Company Approval, the Company has entered into, or is concurrently with such termination entering into a definitive agreement to effect a Superior Proposal; provided that the entry into such definitive agreement shall not have resulted from a material breach of Section 8.05;

(i) by written notice from SPAC to the Company, at any time prior to obtaining the Requisite Company Approval, if the Company Board shall have entered into a definitive agreement to effect a Superior Proposal; provided, that SPAC’s right to terminate this Agreement shall expire at the end of the tenth (10th) Business Day following the date on which SPAC first had the right to terminate this Agreement pursuant to this Section 10.01(i);

(j) by written notice from SPAC to the Company, at any time prior to obtaining the Requisite Company Approval, if the Company Board shall have (i) made a Company Change in Recommendation or (ii) failed to include the Company Board Recommendation in its distribution to the Company Stockholders of the Company Stockholder Written Consent; provided, that with respect to any of the events described in clauses (i) or (ii), SPAC’s right to terminate this Agreement shall expire at the end of the tenth (10th) Business Day following the date on which SPAC first had the right to terminate this Agreement pursuant to such event described clauses (i) or (ii); or

(k) by written notice from the Company to SPAC, at any time prior to obtaining the SPAC Stockholder Approval, if the SPAC Board shall have (i) made a SPAC Change in Recommendation, or (ii) failed to include the SPAC Board Recommendation in the Registration Statement / Proxy Statement; provided, that with respect to any of the events described in clauses (i) or (ii), the Company’s right to terminate this Agreement shall expire at the end of the tenth (10th) Business Day following the date on which the Company first had the right to terminate this Agreement pursuant to such event described clauses (i) or (ii).

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of a Party for Fraud by such Party in connection with the Transactions. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.08 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”), the Confidentiality Agreement and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 10.03 Expense Reimbursement. If this Agreement is terminated by SPAC or the Company, as applicable, pursuant to Section 10.01(g), Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Company shall pay to SPAC within two (2) Business Days after such termination, an amount equal to $5,000,000 (the “Expense Reimbursement”). If the Company fails to pay when due any amount payable by the Company under this Section 10.03 then (i) the Company shall reimburse SPAC for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by SPAC of its rights under this Section 10.03, and (ii) the Company shall pay to SPAC interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to SPAC in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. The Parties acknowledge and agree that the Expense Reimbursement is not a penalty but shall be liquidated damages, that the Company shall not be required to pay the Expense Reimbursement more than once, and in no event shall the Company be obligated to pay both the Expense Reimbursement and any other damages.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement; provided that no Party may waive any rights or conditions set forth in Section 2.09 without the prior written consent of any affected Founder.

Section 11.02 Notices. All notices and other communications among the Parties and the Founders shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to SPAC or Merger Sub:

NavSight Holdings, Inc.

12020 Sunrise Valley Drive, Suite 100

Reston, Virginia 20191

Attn: Jack Pearlstein

Email: jack@navsight.com

with a copy (which shall not constitute notice) to:

Venable LLP

1290 Avenue of the Americas, 20th Floor

New York, NY 10104

Attn: Wallace Christner

Email: wechristner@venable.com

(b)	If to the Company, the Surviving Company or the Founders:

Spire Global, Inc,

251 Rhode Island St.

Suite 204

San Francisco, CA 94103

Attn: Legal Department

Email: legal@spire.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Andrew Hill

E-mail: ahill@wsgr.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Ethan Lutske

E-mail: elutske@wsgr.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party or Founder shall assign this Agreement or any part hereof without the prior written consent of the Parties; provided that if any such assignment materially and adversely affects the Founders in a disproportionate manner to the other holders of Company Capital Stock, then this Agreement or any part hereof may not be assigned without the prior written consent of each Party and the Founders holding at least a majority of the Company Capital Stock held by all Founders as of immediately prior to the Effective Time (a “Founder Majority in Interest”). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, the Founders and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, the Founders any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of SPAC, the Company and their respective Subsidiaries (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.04 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15.

Section 11.05 Expenses. Except as otherwise provided herein, each Party and Founder shall bear its own expenses incurred in connection with this Agreement and the Transactions, regardless of whether the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Confidentiality Agreement, dated as of November 4, 2020, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties and the Founders relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties, the Founders or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the Transaction Agreements and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement; provided that if any such amendment or modification materially and adversely affects the Founders in a disproportionate manner to the other holders of Company Capital Stock, then this Agreement may only be amended or modified by a duly authorized agreement in writing executed by each of the Parties and the Founders holding at least Founder Majority in Interest. The approval of this Agreement by the stockholders of any Party shall not restrict the ability of the board of directors (or other body performing similar functions) of such Party to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties and Founders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, and each of the Parties and Founders hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such federal court. Each of the Parties and Founders agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party and Founder irrevocably consents to service of process in the manner provided for notices in Section 11.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13 Enforcement. The Parties and Founders agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties and Founders do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties and Founders acknowledge and agree that (a) the Parties (or the Founders, solely with respect to Section 2.09) shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties or Founders would have entered into this Agreement. Each Party and Founder agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties or Founders an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties and Founders acknowledge and agree that any Party or Founder seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. Subject in all respects to the last sentence of this Section 11.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as Parties or Founders and then only with respect to the specific obligations set forth herein with respect to such Party or Founder. Except to the extent a Party or Founder (and then only to the extent of the specific obligations undertaken by such Party or Founder in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party or Founder and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Founders, SPAC, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 11.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein and in the Transaction Agreements that by their nature or express terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

NAVSIGHT HOLDINGS, INC.

By:
Name:	Jack Pearlstein
Title:	Chief Financial Officer

NAVSIGHT MERGER SUB INC.

By:
Name:	Jack Pearlstein
Title:	Chief Financial Officer

Signature Page to Business Combination Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

SPIRE GLOBAL, INC.

By:
Name:
Title:

PETER PLATZER

THERESA CONDOR

JOEL SPARK

JEROEN CAPPAERT

Signature Page to Business Combination Agreement